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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Louisville Gas and Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 6, 2003

Dear Louisville Gas and Electric Company Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on Tuesday, December 16, 2003 at 3:00 p.m., local time in the Fourteenth Floor Southeast Conference Room at the LG&E Building, Third and Main Streets, Louisville, Kentucky.

        Business items to be acted upon at the Annual Meeting are (i) the election of three directors, (ii) the approval of PricewaterhouseCoopers LLP as independent auditors of the Company for 2003, (iii) the amendment of the Amended and Restated Articles of Incorporation and Bylaws to reduce the size of the Board of Directors and eliminate the staggered terms of office of the directors and (iv) the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E and shareholders will have the opportunity to present questions of general interest.

        We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

        If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

        The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                      Victor A. Staffieri
                      Chairman of the Board, President and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held in the Fourteenth Floor Southeast Conference Room at the LG&E Building, Third and Main Streets, Louisville, Kentucky, on Tuesday, December 16, 2003 at 3:00 p.m., local time. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

  1.
  A proposal to elect three directors for terms expiring in 2004;

  2.
  A proposal to approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of LG&E for 2003; and

  3.
  A proposal to amend the Company's Amended and Restated Articles of Incorporation and By-Laws to reduce the size of the Board of Directors and eliminate the staggered terms of office of the directors.

  4.
  Such other business as may properly come before the meeting.

        The close of business on November 21, 2003 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                      By Order of the Board of Directors,
                      John R. McCall, Secretary
                      Louisville Gas and Electric Company
                      220 West Main Street
                      Louisville, Kentucky 40202

December 6, 2003

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 16, 2003

        The Board of Directors of Louisville Gas and Electric Company ("LG&E" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held December 16, 2003, and at any adjournment of such meeting. The meeting will be held in the Fourteenth Floor Southeast Conference Room of the LG&E Building, Third and Main Streets, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about December 6, 2003.

        If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

        The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on November 21, 2003, the record date for the Annual Meeting, the following shares of four series of such classes were outstanding:

Common Stock, without par value	21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series	860,287 shares
Preferred Stock, without par value $5.875 Series	237,500 shares
Auction Series A (stated value $100 per share)	500,000 shares

        All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). Based on information contained in a Schedule 13G originally filed with the Securities and Exchange Commission in October 1998, AMVESCAP PLC, a parent holding company, reported certain holdings in excess of five percent of LG&E's Preferred Stock. AMVESCAP PLC, with offices at 1315 Peachtree Street, N.W., Atlanta, Georgia 30309, and certain of its subsidiaries reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 43,000 shares of LG&E Preferred Stock, without par value, $5.875 Series, representing 17.2% of that class of Preferred Stock. The reporting companies indicated that they hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends or the proceeds of sales of the shares. No other persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of November 21, 2003, all directors, nominees for director and executive officers of LG&E as a group beneficially owned no shares of LG&E Preferred Stock and less than 1% of E.ON AG shares.

        On December 11, 2000, then Powergen plc, a public limited company with registered offices in England and Wales ("Powergen") completed its acquisition of LG&E Energy, the parent corporation of LG&E and Kentucky Utilities Company ("KU") for cash of approximately $3.2 billion, or $24.85 per share of LG&E Energy common stock. In connection with such transaction, certain officers and directors of Powergen were appointed to fill vacancies in the Board of Directors of LG&E and KU occurring by resignation of prior directors. In January 2003, Powergen was reregistered as Powergen Limited.

        On July 1, 2002, E.ON AG, a German corporation ("E.ON"), completed the acquisition of Powergen for cash of approximately 8.1 billion euros or 7.65 British pounds per Powergen ordinary

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share (equal to 30.60 British pounds per Powergen ADS.) In connection with such transaction, certain officers or directors of E.ON and Powergen were appointed to fill vacancies in the Board of Directors of LG&E and KU occurring by resignation of prior directors.

Required Vote

        Owners of record at the close of business on November 21, 2003 of LG&E Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies that they receive and to distribute such votes among one or more of the nominees at their discretion.

        You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

        The amendments to the Articles and By-Laws as set forth in Proposal No. 3 require the affirmative vote of the holders representing at least 80% of LG&E's shares entitled to vote generally, which are the LG&E Common Stock and the 5% Preferred Stock. For this Proposal No. 3, abstentions and broker non-votes will be the equivalent of a vote "Against" the proposal.

        Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

        The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker non-votes are treated as shares not voted.

        LG&E Energy owns all of the outstanding LG&E Common Stock (representing approximately 96% of the LG&E shares entitled to vote on these proposals), and intends to vote this stock for the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of PricewaterhouseCoopers LLP as the independent auditors for LG&E and in favor of the amendment to the Amended and Restated Articles of Incorporation and By-Laws as set forth in Proposal No. 3. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

        The Louisville Gas and Electric Company 2002 Financial Report, containing audited financial statements of LG&E and management's discussion of such financial statements, are included with this proxy statement (the "Financial Report"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Financial Report.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The number of members of the Board of Directors of LG&E is currently fixed at nine, pursuant to the Company's By-Laws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified.

        Effective July 1, 2002, in connection with the completion of the E.ON-Powergen acquisition, Sir Frederick Crawford, Dr. David K-P Li and Messrs. Nicholas P. Baldwin, Sydney Gillibrand and David J. Jackson resigned as directors of LG&E. Messrs. Victor A. Staffieri and Edmund A. Wallis continued as directors and Mr. Michael Söhlke was appointed to fill one vacancy. Effective June 18, 2003, Edmund A. Wallis tendered his resignation, resulting in a board of two persons and seven vacancies. On November 3, 2003, Dr. Hans Michael Gaul was appointed to fill the vacancy created by Mr. Wallis. On the same day, Messrs John R. McCall and S. Bradford Rives were also appointed directors and the board adopted a By-Law amendment to reduce the quorum requirements to one-third the number of directors to permit more efficient administration of the board. Following this action, Messrs. McCall and Rives tendered their resignations, resulting in a board of three persons and six vacancies.

        As described in Proposal No. 3 below, LG&E seeks shareholder approval to reduce the board size to three persons without staggered terms. Because LG&E Energy has indicated it will vote for such proposal, thereby ensuring its adoption, the Board of Directors, effective upon adoption of Proposal No. 3, has fixed the number of directors at three. In this regard, the three currently serving directors have been nominated for re-election to parallel one-year terms.

        At this Annual Meeting, the following three persons are proposed for election to the Board of Directors:

  For one-year terms expiring at the 2004 Annual Meeting:    Victor A. Staffieri, Michael Söhlke and Dr. Hans Michael Gaul.

        Despite the current vacancies on the Board of Directors, shareholders may not vote for a number of directors greater than the number of nominees named in this proxy statement.

        Messrs. Staffieri, and Söhlke are presently directors of Powergen, LG&E Energy and Kentucky Utilities Company ("KU") and Dr. Gaul is presently a director of LG&E Energy and KU.

        The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT DIRECTORS AND NOMINEES

        The following contains certain information concerning the nominees for director:

Nominees for Directors with Terms Expiring at the 2004 Annual Meeting of Shareholders

        Victor A. Staffieri (Age 48).    Mr. Staffieri is Chairman, President and Chief Executive Officer of LG&E Energy, LG&E and KU, serving from April 2001 to the present. He served as President and Chief Operating Officer of LG&E Energy, LG&E and KU from February 1999 to April 2001; Chief Financial Officer of LG&E Energy and LG&E, May 1997 to February 2000; Chief Financial Officer of KU, May 1998 to February 2000. President, Distribution Services Division of LG&E Energy, December 1995 to May 1997; Senior Vice President, General Counsel and Public Policy of LG&E Energy and LG&E from November 1992 to December 1993. Mr. Staffieri has been a director of Powergen, LG&E Energy, LG&E and KU since April 2001.

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        Michael Söhlke (Age 44).    Mr. Söhlke was appointed a director and Chief Financial Officer of Powergen on July 1, 2002. He was previously Head of Corporate Controlling and Planning at E.ON AG. Prior to that, he was Head of Controlling and Accounting at PreussenElektra AG (which merged into E.ON Energie AG). Prior to joining the E.ON group, he worked nearly ten years in finance positions of the German subsidiary of Solvay S.A. Mr. Söhlke has been a director of LG&E Energy, LG&E and KU since July 2002.

        Dr. Hans Michael Gaul (Age 61).    Dr. Gaul was appointed member of the Board of Management of E.ON AG responsible for Controlling/Corporate Planning, Mergers & Acquisitions and Legal Affairs on June 16, 2000. Prior to that, he was a member of the Board of Management of VEBA AG responsible for Finance and Controlling since 1996. Dr. Gaul is a member of the Supervisory Boards of Allianz Versicherungs-AG, DKV AG, RAG Aktiengesellschaft, Steag AG and Volkswagen AG. Dr. Gaul has been a director of LG&E Energy since July 2002 and of LG&E and KU since November 2003.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

        Each member of the Board of Directors of LG&E is also a member of the Board of Directors of KU and LG&E Energy.

        During 2002, there were a total of 12 meetings or written consents of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of the Board on which they served.

Compensation of Directors

        Directors who are also officers or employees of E.ON AG, Powergen, LG&E Energy or their subsidiaries receive no compensation in their capacities as directors of LG&E or KU.

        During 2002, certain non-employee directors who were also directors of Powergen received aggregate annual salaries or fees ranging from 12,500 to 15,000 British Pounds for their service on the Powergen board but received no separate compensation for their service on the LG&E and KU Board. The compensation of these non-employee directors was determined by the Powergen Board and consisted of a basic sum plus an additional payment for specific duties in respect of committee work. Non-employee directors do not receive Powergen pension contributions and do not have service contracts with Powergen or any of its subsidiaries.

Committees

        There are currently no committees of the Boards of Directors of the Company. Until July 2002, the Boards of Directors of LG&E and KU included an Audit Committee and a Remuneration Committee and the directors who were members of the various committees served in the same capacities for purposes of both the LG&E and KU Boards.

        In July 2002, upon completion of the E.ON-Powergen acquisition, the structures of the LG&E and KU Boards were changed to recognize practical and administrative efficiencies. The LG&E and KU Boards and LG&E Energy Board, respectively, adopted resolutions providing that (i) the functions of the former Audit Committee would be performed by the LG&E and KU Boards as a whole and (ii) certain functions of the former Remuneration Committee under certain LG&E Energy executive compensation plans would be performed by the Senior Vice President—Corporate Executive Human Resources of E.ON AG, currently Dr. Stefan Vogg.

        The former Audit Committee Charter, now applicable to the Board of Directors as a whole as described above, was filed with LG&E's 2002 Proxy Statement and has not since been amended.

        Prior to July 2002, the former Remuneration Committee was composed of Dr. David K-P Li, a non-employee director, and performed certain duties in connection with the compensation of the executive officers of LG&E and KU, including making recommendations regarding benefits provided to executive officers and the establishment of various employee benefit plans. The Remuneration Committee met three times during 2002.

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PROPOSAL NO. 2

APPROVAL OF INDEPENDENT AUDITORS FOR 2003

        The Board of Directors, subject to ratification by shareholders, has selected PricewaterhouseCoopers LLP as independent auditors to audit the accounts of LG&E for the fiscal year ending December 31, 2003. The firm was originally selected as independent auditors for the Company effective April 30, 2001, following the completion of the Powergen-LG&E Energy merger in December 2000. The Board of Directors and the Audit Committee of LG&E, approved the selection of PricewaterhouseCoopers LLP on May 20, 2001. PricewaterhouseCoopers has audited the accounts of E.ON and Powergen for many years.

        Prior to April 30, 2001, Arthur Andersen LLP had served as LG&E's independent auditors. The reports of Arthur Andersen LLP on LG&E's financial statements for the two years ended December 31, 2000 and 1999 did not contain any adverse opinion of disclaimer or opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of LG&E's financial statements for each of the years ended December 31, 2000 and 1999, and through April 30, 2001, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused the firm to make reference to the matter in their reports.

        Representatives of PricewaterhouseCoopers LLP may be present at the annual meeting and available to respond to questions and will be given the opportunity to make a statement, if they so desire.

        As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of PricewaterhouseCoopers LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

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PROPOSAL NO. 3

AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BY-LAWS

        The Board of Directors has approved, subject to shareholder approval, the amendment of certain sections of the Company's Amended and Restated Articles of Incorporation ("Articles") and By-Laws to lower the required minimum size of the Board and to eliminate the requirement for staggered terms.

        Presently, Article Ninth of the Company's Articles provides that the Company's Board of Directors shall include three classes serving for three year staggered terms, with the number of directors to be fixed by the By-Laws. Additionally, the Company's By-Laws provide for a Board size of between nine and 20 members, with staggered terms consistent with the Articles. The Board of Directors has approved the proposed amendments to the Articles and By-Laws to reduce the size of the Board and eliminate the staggered terms of office of the directors, and recommended such amendment for approval by the shareholders.

        The current size range and staggered structure of the Board of Directors was established during the period when LG&E had exchange-listed common and preferred shares and was a publicly-traded domestic corporation. Since it has ceased to be a publicly-traded company and has become a member of an international corporate group, LG&E can operate with a smaller sized Board of Directors. This reduction will permit certain administrative and practical efficiencies in governance procedures and costs at LG&E. Because the current Board size and staggered terms are established in the Articles and By-Laws, amendments to these documents are necessary to consummate these changes. The proposed amendments are set forth in Appendix A to this proxy statement.

        For the reasons above, the Board of Directors recommends that the Articles and By-Laws of the Company be amended as set forth in Appendix A. Under the Company's Articles and Bylaws, these amendments require the approval of 80% of LG&E's shareholders entitled to vote generally, this being the holders of the LG&E Common Stock and the 5% Preferred. As the owner of approximately 96% of the LG&E shares entitled to vote, LG&E Energy will vote its shares in favor of these amendments, thereby ensuring their adoption.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE BY-LAWS.

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REPORT REGARDING REMUNERATION

        Following the July 1, 2002 completion of E.ON's acquisition of Powergen, the Remuneration Committee of the Boards of Directors of LG&E and KU was terminated. As stated above, the LG&E Energy Board adopted resolutions providing that certain functions of the former Remuneration Committee under certain executive compensation plans would be performed by Dr. Stefan Vogg, an executive of E.ON AG. This report describes the compensation policies applicable to the Companies' executive officers for the last completed fiscal year.

        Prior to completion of the E.ON-Powergen merger in July 2002, the former Remuneration Committee set base pay for 2002, established incentive targets and conducted administration of the Powergen Long-Term Incentive Plan (the "Powergen Long-Term Plan") as applicable to LG&E and KU executive officers. Thereafter, Dr. Vogg, in consultation with certain officers of E.ON AG, Powergen, LG&E Energy, LG&E and KU (collectively, the "Compensation Group"), arrived at decisions regarding the compensation of LG&E's and KU's executive officers, including the administration and determination of payments under the Short-Term Incentive Plan (the "Short-Term Plan") as applicable to LG&E and KU.

        The Companies' executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry, where appropriate. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, recognized executive compensation consultants. The Compensation Group and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

        Set forth below is a report addressing LG&E's and KU's compensation policies during 2002 for their officers, including the executive officers named in the following tables. In many cases, the executive officers also serve in similar capacities for affiliates of LG&E and KU, including LG&E Energy. For each of the executive officers of LG&E and KU, the policies and amounts discussed below are for all services to LG&E, KU and their affiliates, during the relevant period.

Compensation Philosophy

        During 2002, LG&E's and KU's executive compensation program had three major components: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. The Companies developed their executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives were premised on the belief that the interests of executives should be closely aligned with those of the Companies' shareholders. Based on this philosophy, these two portions of each executive's total compensation package were linked to the accomplishment of specific results that were designed to benefit the Companies' shareholders in both the short-term and long-term.

        The executive compensation program also recognized that the Companies' compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. As the Companies' most direct competitors for executive talent are not limited to the utilities, the various compensation peer groups as discussed below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included in this proxy statement.

        Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 2002, the former Remuneration Committee reviewed competitive compensation information for United States general industry companies with revenue of approximately $3 billion (the "Survey Group") and established targeted total direct compensation (base salary plus

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short-term incentives and long-term incentives) for each executive for 2002 to generally approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 2002 are described below. (The utilities and utility holding companies that were in the Survey Group were not necessarily the same as those in the Dow Jones Utility Average used in the Company Performance Graph in this proxy statement.)

        The 2002 compensation information set forth in other sections of this document, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 2002 for all executive officers except the Chief Executive Officer. (See "Chief Executive Officer Compensation").

Base Salary

        The base salaries for LG&E and KU executive officers for 2002 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

Short-Term Incentives

        The Short-Term Plan provided for Company Performance Awards and Individual Performance Awards, each of which is expressed as a percentage of base salary and each of which is determined independent of the other. The former Remuneration Committee established the performance goals for the Company Performance Awards and Individual Performance Awards at the beginning of the 2002 performance year. Payment of Company Performance Awards for executive officers was based on varying performance measures tied to each officer's responsible areas. These measures and goals included, among others, Powergen earnings per share targets, LG&E Energy operating profit targets and LG&E/KU operating profits targets. The Committee retains discretion to adjust the measures and goals as deemed appropriate. Payment of Individual Performance Awards was based 100% on Management Effectiveness. As stated, the awards varied within the executive officer group based upon the nature of each individual's functional responsibilities.

        For 2002 the Company Performance Award targets for named executive officers ranged from 18% to 30% of base salary, and the Individual Performance Award targets ranged from 12% to 20% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company performance as measured by the relevant performance goals, with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by management effectiveness, with regard to Individual Performance Awards.

        Using the relevant Powergen, LG&E Energy, LG&E/KU and other subsidiaries' performance against goals in 2002 and making adjustments for unusual financial events, including the continued economic crisis in Argentina, certain accounting effects of the completion of the E.ON-Powergen merger and limited commitments regarding guaranteed levels of bonus compensation for 2002 in connection with the E.ON-Powergen merger, the Compensation Group determined relative annual performance against targets for Company Performance Awards. Based upon this determination, Company Performance Awards for 2002 to the named executive officers were paid ranging from 16% to 34%, of base salary. Payouts for Individual Performance Awards to the named executive officers ranged from 17% to 35%, of base salary. (See "Summary Compensation Table" in this proxy statement.)

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Long-Term Incentives

        Prior to July 2002, a Powergen Long-Term Plan was administered by the former Remuneration Committee. The Long-Term Plan provided for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 2002, the former Remuneration Committee chose to award only performance units to executive officers.

        The former Remuneration Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the awards was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

        Performance units were granted to executive officers and senior management during the first quarter of 2002. The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units, as determined above, and dividing that amount by the fair market value of Powergen American Depositary Shares ("ADS") on the date of the grant. The future value of the 2002 grants of performance units was substantially dependent upon the changing value of Powergen ADS in the marketplace as well as the anticipated accelerated payment of such performance units anticipated at the completion of the E.ON-Powergen merger during 2002. Each executive officer was entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on corporate performance measured in terms of the achievement of certain cash flow targets by LG&E Energy during a three-year performance period.

        No regular payouts of awards under the Long-Term Plan occurred during 2002 as no three-year performance periods had been completed since the establishment of the plan in December 2000 following Powergen's acquisition of LG&E Energy. However, pursuant to the change in control provisions of the Long-Term Plan, payouts of the two open performance period awards under the Long-Term Plan occurred in April 2002 upon Powergen shareholder approval of the prospective E.ON transaction. These payouts were based on the greater of LG&E Energy's performance through that time for each of the partially completed 2001-2003 and 2002-2004 performance periods, respectively, or the award value on date of grant. Based upon LG&E Energy's performance through the change in control date, payouts of performance units were made using their value as of grant date.

        During 2002, certain executive officers of the Companies were invited to participate in the E.ON AG Stock Option Program (the "E.ON SAR Plan"), Fourth Tranche (2002-2008), which is a stock appreciation rights plan The E.ON SAR Plan is anticipated to be a vehicle pursuant to which long-term incentives are provided to the Companies' executive officers. For 2002, named executive officers received initial grants under the E.ON SAR Plan as shown in the Option/SAR Grants Table in this document. The grant amounts were established by the Compensation Group and varied per individual officer.

Other

        In connection with the LG&E Energy-Powergen merger, Messrs. Staffieri and McCall entered into employment and severance agreements in exchange for waiver of potential rights under prior agreements. These agreements are discussed under "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions". Following the change in control event relating to the Powergen shareholder approval of the E.ON transaction, these officers received payments under these agreements, which payments are described in that section. In connection with the E.ON-Powergen merger, Messrs. Staffieri and McCall entered into amendments to their employment and severance agreements in exchange for waiver of potential rights under their existing agreements.

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Certain of these payments are included in the "All Other Compensation" column in the Summary Compensation Table.

Chief Executive Officer Compensation

        Mr. Victor A. Staffieri was appointed Chief Executive Officer of LG&E and KU effective May 1, 2001. Mr. Staffieri's compensation was governed by the terms of an Employment and Severance Agreement entered into on February 25, 2000 as amended (including upon his appointment as Chief Executive Officer) (the "2000 Agreement"). The 2000 Agreement is for an initial term of two years commencing on December 11, 2000, with automatic annual extensions thereafter unless the Companies or Mr. Staffieri give notice of non-renewal.

        The 2000 Agreement established the minimum levels of Mr. Staffieri's base compensation, although the Chairman of E.ON AG retains discretion to increase such compensation. In early 2002, the former Remuneration Committee established Mr. Staffieri's compensation and long-term awards using comparisons to relevant officers of companies in the Survey Group, including utilities, and survey data from various compensation consulting firms. Mr. Staffieri also received Company contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Staffieri's 2002 compensation are set forth below.

        Base Salary.    Mr. Staffieri was paid a total base salary of $630,000 during 2002, as provided in the 2000 Agreement, as amended. The former Remuneration Committee, in determining Mr. Staffieri's 2002 annual salary, including the minimum, considered his individual performance in the prior growth of LG&E Energy, the comparative compensation data described above and the compensation provided to other Powergen, LG&E Energy, LG&E and KU officers.

        Short-Term Incentives.    Mr. Staffieri's target short-term incentive award as Chief Executive Officer was 70% of his 2002 base salary. As with other executive officers receiving short-term incentive awards, Mr. Staffieri was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 2002 short-term incentive payouts were based 60% on achievement of Company Performance Award targets and 40% on achievement of Individual Performance Award targets.

        For 2002, the Company Performance Award payout for Mr. Staffieri was 54% of his 2002 base salary and the Individual Performance Award payout was 49% of his 2002 base salary. Mr. Staffieri's Company Performance Award targets were based on measures including Powergen's corporate centre performance goals and LG&E Energy operating profit goals and his Company Performance Award was calculated based upon annual Company performance all as described under the heading "Short-Term Incentives," including adjustments for unusual financial events, such as the continued economic crisis in Argentina and certain accounting effects of the completion of the E.ON-Powergen merger. In determining the Individual Performance Award, the Remuneration Committee considered Mr. Staffieri's effectiveness in several areas including the financial and operational performance of LG&E Energy, LG&E, KU and other subsidiaries, customer satisfaction ratings, Company growth and other measures.

        Long-Term Incentive Grant.    In 2002, Mr. Staffieri received 25,278 performance units for the 2002-2004 performance period under the Powergen Long-Term Plan. These amounts were determined in accordance with the terms of his 2000 Agreement, as amended, with expected value representing approximately 175% of his base salary. The terms of the performance units (including the manner in which performance units are earned) for Mr. Staffieri are the same as for other executive officers, as described under the heading "Long-Term Incentives." During 2002, Mr. Staffieri also was invited to participate in the E.ON SAR Plan and received an initial grant of 6,250 stock appreciation rights in

10

November 2002, under the same circumstances and upon the same terms as for other executive officers, as described under the heading "Long-Term Incentives."

        Long-Term Incentive Payout.    As with other executive officers, no regular payouts of awards under the Long-Term Plan occurred in 2002 as no three-year performance periods had yet been completed. As with other executive officers, pursuant to the change in control provisions of the Long-Term Plan, payouts of the two open performance period awards occurred in April 2002 upon Powergen shareholder approval of the prospective E.ON transaction. Mr. Staffieri's Company Performance Awards were paid out at the value at grant date for the partially completed 2001-2003 and 2002-2004 periods, as described under the heading "Long-Term Incentives." (See also "Summary Compensation Table.")

        Other.    During 2002, under the terms of the 2000 Agreement, as amended, Mr. Staffieri became entitled to a retention payment upon completion of the E.ON-Powergen merger in the amount of $851,094. Additionally, Mr. Staffieri became entitled to certain premium payments in the amount of $262,835 and in the form of 9,722 Powergen ADS. Mr. Staffieri also received a bonus in connection with a 2002 amendment to his employment and severance agreement in the amount of $800,570.

Members of the Companies' Boards of Directors

Victor A. Staffieri
Michael Söhlke

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COMPANY PERFORMANCE

        All of the outstanding Common Stock of LG&E is owned by LG&E Energy and, accordingly, there are no trading prices for LG&E's Common Stock. During 2002, all of the common stock of LG&E Energy was indirectly owned by Powergen plc and, since July 2002, by E.ON AG. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to holders of American Depositary Shares ("ADS's") of E.ON AG from December 31, 1997, through December 31, 2002, with the Standard & Poor's 500 Composite Index and the Dow Jones Utility Average. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance.

COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURN (1)

DATA POINTS (IN $)

(1)
Total Shareholder Return assumes $100 invested on December 31, 1997, with reinvestment of dividends.

1
While similar, the utilities and holding companies that were in the Survey Group were not necessarily the same as those in the Dow Jones Utility Average used in the Company Performance Graph.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table shows the cash compensation paid or to be paid by LG&E, KU or LG&E Energy, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E and KU who were serving as such at December 31, 2002, as required, in all capacities in which they served LG&E Energy or its subsidiaries during 2000, 2001 and 2002:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation							Awards
Payouts
						Other Annual Comp. ($)		Restricted Stock Awards ($)(1)						All Other Compen- sation ($)
Name and Principal Position	Year	Salary ($)		Bonus ($)						Securities Underlying Options/SARs (#) (2)		LTIP Payouts ($)(3)
Victor A. Staffieri Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	630,001 555,769 460,000		650,101 529,330 388,277		24,282 45,704 24,247		— — 262,880(1)		6,250 51,011 90,000		1,483,377 0 1,051,694		2,433,735 1,811,703 640,160	(4) (5)
John R. McCall Executive Vice President, General Counsel and Corporate Secretary	2002 2001 2000	363,975 338,365 325,000		251,543 242,104 228,605		144,756 8,732 18,177	(6)	— — 172,028	(1)	3,611 14,786 40,000		401,580 0 570,565		1,390,557 463,793 677,097	(4) (5)
Richard Aitken-Davies Chief Financial Officer(7)(8)	2002	273,336	(7)	111,049	(7)	369,300	(7)	—		2,792	(7)	—	(7)	11,738	(7)
Paul W. Thompson Senior Vice President— Energy Services	2002 2001	262,497 245,193		147,944 142,650		8,106 9,970		— —		2,604 10,714		290,000 0		440,486 436,152	(4) (5)
S. Bradford Rives Senior Vice President— Finance and Controller(8)	2002 2001	280,019 235,000		180,145 131,342		6,616 6,595		— —		2,877 7,554		204,450 0		486,491 390,335	(4) (5)

(1)
Amount shown represents the dollar value of restricted Powergen ADS awards, determined by multiplying the number of ADS in each award by the closing market price as of the effective date of the LG&E Energy-Powergen merger on December 11, 2000. Pursuant to the terms of the named executives' employment agreements, the restricted Powergen ADS did not vest until the occurrence of the change in control event associated with the Powergen shareholders' approval of the E.ON transaction in April 2002. Dividends on the restricted ADS were payable upon vesting, without interest. In July 2002, upon completion of the E.ON-Powergen merger, all Powergen ADS, including restricted ADS, were exchanged for E.ON's cash consideration amount, resulting in the following payments, including dollar amounts representing accrued dividends, in respect of restricted ADS: Mr. Staffieri 7,688 ADS ($ 371,052) and Mr. McCall 5,032 ADS ($ 242,814).

(2)
Amounts for year 2002 reflect E.ON SAR Plan grants. Amounts for year 2001 reflect options for Powergen ADS. Amounts for year 2000 represent options for LG&E Energy common stock.

(3)
No regular payouts under the Powergen Long-Term Plan were made during year 2002 as no three-year performance periods had yet been completed. As described in the "Report on Compensation," all open performance periods were accelerated during 2002 upon the change in control event resulting from the Powergen shareholders' approval of the E.ON transaction. Amounts for year 2000 reflect acceleration of all open performance periods upon the change in control event as a result of the LG&E Energy-Powergen merger.

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(4)
Includes employer contributions to 401(k) plan, nonqualified thrift plan, employer paid life insurance premiums, and retention payments in 2002 as follows: Mr. Staffieri $5,500, $29,780, $49,285 and $2,349,170, respectively; Mr. McCall $5,185, $13,707, $18,250 and $1,346,416 respectively; Mr. Thompson $4,288, $8,366, $1,906 and $425,926, respectively; and Mr. Rives, $4,076, $8,878, $892 and $87,746, respectively. Additionally, Mr. Rives' figure includes $384,898 in compensation relating to retention to which he elected to defer. The retention payments above are discussed in the "Report on Compensation" and "Termination of Employment Arrangements and Change in Control Provisions".

(5)
Includes retention payments in 2001 as follows: Mr. Staffieri, $1,719,884, Mr. McCall, $423,524, Mr. Thompson, $405,860 and Mr. Rives, $382,393, respectively.

(6)
Includes financial planning, automobile, spouse travel, dues, overseas compensation and tax payments in 2002 as follows: $2,000, $7,586, $50,589, $240, $36,398 and $48,143, respectively.

(7)
Mr. Aitken-Davies, on assignment in the U.S. as an officer of LG&E and KU, is an employee of Powergen and ultimately receives his salary, compensation and benefits from Powergen. He participates in Powergen incentive, pension and benefit schemes and, except as described in this document, does not generally participate in LG&E Energy, LG&E or KU plans. Amounts in "Other Annual Compensation" represent financial planning, automobile, travel or spouse travel, housing allowance, overseas compensation and attributed income tax payments in 2002, as follows: $4,641, $8,214, $13,066, $23,343, $75,061, $40,097 and $199,129, respectively. Attributed tax payments do not represent in-hand compensation to Mr. Aitken-Davies, but were paid to U.S. taxing authorities. Amounts for "All Other Compensation" represent immigration, cost-of-living and other payments in 2002 as follows: $3,725, $5,744 and $8,013, respectively, related to his service.

(8)
In September 2003, Mr. Aitken-Davies completed his U.S. assignment with LG&E as Chief Financial Officer and Mr. Rives was appointed to this position.

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OPTION/SAR GRANTS TABLE
Option/SAR Grants in 2002 Fiscal Year

        The following table contains information at December 31, 2002, with respect to grants of E.ON AG stock appreciation rights (SAR) to the named executive officers:

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
			Exercise Or Base Price ($/Share)
Name				Expiration Date	0%($)	5%($)	10%($)
Victor A. Staffieri	6,250	16.4%	49.660	12/31/2008	0	126,354	294,458
John R. McCall	3,611	9.5%	49.660	12/31/2008	0	73,002	170,126
Richard Aitken-Davies	2,792	7.3%	49.660	12/31/2008	0	56,445	131,540
Paul W. Thompson	2,608	6.8%	49.660	12/31/2008	0	52,644	122,683
S. Bradford Rives	2,877	7.5%	49.660	12/31/2008	0	58,163	135,545

(1)
No Powergen ADS options or SAR's were awarded during the 2002 fiscal year as grants under the Powergen Long-Term Plan were made 100% in performance units. For 2002, the named executive officers received initial grants of SAR's under the E.ON SAR Plan as shown in the table above.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregated Option/SAR Exercises in 2002 Fiscal Year
And FY-End Option/SAR Values

        The following table sets forth information with respect to the named executive officers concerning the exercise or cash-exchange of Powergen ADS options and ordinary shares during 2002 and the value of unexercised E.ON SARs held by them as of December 31, 2002:

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End ($)(1) Exercisable/Unexercisable
Victor A. Staffieri	89,901	825,696	0/6,250	0/0
John R. McCall	75,021	923,864	0/3,611	0/0
Richard Aitken-Davies	69,500	305,184	0/2,792	0/0
Paul W. Thompson	23,958	231,393	0/2,604	0/0
S. Bradford Rives	33,800	404,142	0/2,877	0/0

(1)
Amounts shown are Powergen ADS, except for Mr. Aitken-Davies, where Powergen ordinary shares are shown. In July 2002, upon completion of the E.ON-Powergen acquisition, pursuant to E.ON's acquisition agreement and upon election by option holders, existing options were cancelled and option holders received payments equal to the difference between the exercise price and the 30.60 British pounds ($46.87) per ADS and 7.65 British Pounds ($11.72) per ordinary share consideration paid by E.ON to Powergen shareholders.

(2)
Amounts shown are E.ON SARs.

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LONG-TERM INCENTIVE PLAN AWARDS TABLE
Long-Term Incentive Plan Awards in 2002 Fiscal Year

        The following table provides information concerning awards of performance shares made in 2002 to the named executive officers under the Powergen Long-Term Plan.

	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation Or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans (number of shares)(1)
Name			Threshold(#)	Target(#)	Maximum(#)
Victor A. Staffieri	25,278	12/31/2004	12,639	25,278	37,917
John R. McCall	6,676	12/31/2004	3,338	6,676	10,014
Richard Aitken-Davies	24,375	12/31/2004	8,631	24,375	53,552
Paul W. Thompson	4,814	12/31/2004	2,407	4,814	7,221
S. Bradford Rives	3,394	12/31/2004	1,697	3,394	5,091

(1)
Except for Mr. Aitken-Davies, amounts shown are awards of Powergen performance units under the Powergen Long-Term Plan during 2002. For Mr. Aitken-Davies, figures shown are performance shares under the Powergen UK Long Tem Incentive Plan. Pursuant to the terms of the plans, the performance periods shown and all performance share grants were accelerated upon the change in control resulting from Powergen shareholder approval of the E.ON transaction and were paid in cash during April 2002.

        Each performance unit awarded under the Powergen Long-Term Plan represented the right to receive an amount payable in Powergen ADS and/or cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout was to be determined by the then-fair market value of Powergen ADS. For awards made in 2002, the Powergen Long-Term Plan awards were intended to reward executives on a three-year rolling basis dependent upon the achievement of certain cash flow targets by LG&E Energy, taking into account, however, the anticipated acceleration of such awards upon completion of the E.ON-Powergen acquisition during 2002. As a result of the change in control event resulting from Powergen shareholder approval of the E.ON transaction, awards were accelerated and paid out in April 2002 based upon value on grant date. Payments made under the Long-Term Plan in 2002 are reported in the summary compensation table for the year of payout.

Pension Plans

        The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based

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on the remuneration that is covered under the plan and years of service with LG&E Energy and its subsidiaries:

2002 PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30 or more
$100,000	$44,080	$44,080	$44,080	$44,080
$200,000	$108,080	$108,080	$108,080	$108,080
$300,000	$172,080	$172,080	$172,080	$172,080
$400,000	$236,080	$236,080	$236,080	$236,080
$500,000	$300,080	$300,080	$300,080	$300,080
$600,000	$364,080	$364,080	$364,080	$364,080
$700,000	$428,080	$428,080	$428,080	$428,080
$800,000	$492,080	$492,080	$492,080	$492,080
$900,000	$556,080	$556,080	$556,080	$556,080
$1,000,000	$620,080	$620,080	$620,080	$620,080
$1,100,000	$684,080	$684,080	$684,080	$684,080
$1,200,000	$748,080	$748,080	$748,080	$748,080
$1,300,000	$812,080	$812,080	$812,080	$812,080
$1,400,000	$876,080	$876,080	$876,080	$876,080
$1,500,000	$940,080	$940,080	$940,080	$940,080
$1,600,000	$1,004,080	$1,004,080	$1,004,080	$1,004,080
$1,700,000	$1,068,080	$1,068,080	$1,068,080	$1,068,080

        A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The years of service for each named executive employed by LG&E Energy at December 31, 2002 was as follows: 10 years for Mr. Staffieri; 8 years for Mr. McCall; 11 years for Mr. Thompson, and 19 years for Mr. Rives. Benefits shown are computed as a straight life single annuity beginning at age 65.

        Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $160,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $160,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the highest 36 consecutive months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As with all other officers, Mr. Staffieri participates in the Supplemental Executive Retirement Plan described above.

        Estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plan upon normal retirement at age 65 and after deduction of Social Security benefits will be $596,667 for Mr. Staffieri; $324,396 for Mr. McCall; $227,639 for Mr. Thompson; and $224,856 for Mr. Rives. Mr. Aitken-Davies is eligible and participates in retirement or pension schemes provided by his employer Powergen or by the national government in the U.K. and does not participate in LG&E Energy pension plans or supplemental plans.

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EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

        In connection with the E.ON-Powergen merger, Messrs. Staffieri and McCall entered into amendments to their employment and severance agreements. The original agreements, effective upon the LG&E Energy-Powergen merger for two year terms, contained change in control provisions and the benefits described below. Pursuant to these agreements, upon Powergen shareholder approval of the E.ON-Powergen merger. Messrs. Staffieri and McCall received retention payments, including interest, of $851,094 and $501,145, respectively, cash premium payments of $262,835 and $172,028, respectively, and the restricted Powergen ADS and dividends, all as described in the Summary Compensation Table. Also, upon this change in control event, pursuant to the Powergen Long-Term Plan, outstanding performance units were paid out in cash.

        In the event of termination of employment for reasons other than cause, disability or death, or for good reason, Mr. Staffieri shall be entitled to a severance amount equal to 2 times the sum of (1) his annual base salary and (2) his bonus or "target" award paid or payable, or, if within 24 months after a change in control event, 2.99 times the sum of (1) and (2). In the event of termination of employment for reasons other than cause, disability or death, or for good reason, Mr. McCall shall be entitled to a severance amount equal to the sum of (1) his annual base salary and (2) his bonus or "target" award paid or payable, or, if within 48 months of the date of the E.ON-Powergen merger, 2.99 times the sum of (1) and (2).

        In 2002, Messrs. Thompson and Rives became entitled to receive scheduled retention payments, including interest, of $425,926 and $355,078, respectively, pursuant to the terms of retention agreements entered into at the time of the Powergen-LG&E Energy merger. During 2002, in connection with the E.ON-Powergen merger, Messrs. Thompson and Rives entered into new retention agreements under which these officers will be entitled to a payment equal to the sum of (1) his annual base salary and (2) his annual bonus or "target" award, in the event of their continued employment through the second anniversary of the E.ON-Powergen merger. In February 2001, Messrs. Thompson and Rives also entered into change of control agreements with terms of 24 months, which provide that, in the event of termination of employment for reasons other than cause, disability or death, or for good reason following a change in control, these officers shall be entitled to a severance amount equal to 2.99 times the sum of (1) his annual base salary and (2) his bonus or "target" award paid or payable.

        Pursuant to the employment and change in control agreements, payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Code, if any. Additionally, executives receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. A change in control encompasses certain merger and acquisition events, changes in board membership and acquisitions of voting securities.

Report on 2002 Audit Committee Matters

        The Board of Directors, consisting of three members, performed the functions of Audit Committee ("Audit Committee"). The Audit Committee is governed by a charter adopted by the Board of Directors, which sets forth the responsibilities of the Audit Committee members. The Audit Committee held one meeting during 2002.

        The financial statements of Louisville Gas and Electric Company and Subsidiary are prepared by management, which is responsible for their objectivity and integrity. With respect to the financial statements for the calendar year ended December 31, 2002, the Audit Committee reviewed and discussed the audited financial statements and the quality of the financial reporting with management and the independent accountants. It also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit

18

Committees, as amended, and received and discussed with the independent accountants the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based upon the reviews and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in Louisville Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

        The following information on independent audit fees and services is being provided in compliance with the Securities and Exchange Commission rules on auditor independence.

1.
PricewaterhouseCoopers LLP fees for the period ended December 31, 2002 are as follows:
—Audit Fees	$47,500
—Audit Related Fees
—Pension Plan Audit	$17,000
—Comfort Letter Procedures	$69,270
—Financial Information Systems Design and Implementation	—
—All Other Fees	$—
2.
The Audit Committee considered whether the independent accountant's provision of non-audit services is compatible with maintaining the accountant's independence.

3.
The Audit Committee has been advised by PricewaterhouseCoopers LLP that hours expended on the audit engagement were entirely performed by PricewaterhouseCoopers' personnel.

This report has been provided by the Board of Directors performing the functions of the Audit Committee.

Victor A. Staffieri, Chairman
Michael Söhlke

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

        LG&E has in place procedures to assist its directors and officers in complying with Section 16(a) of the Exchange Act of 1934, which includes assisting the director or officer in preparing forms for filing. Based solely upon information provided to LG&E by individual directors and officers, LG&E believes that during the year ended December 31, 2002, all filing requirements have been complied with.

SHAREHOLDER PROPOSALS
FOR 2004 ANNUAL MEETING

        Any shareholder may submit a proposal for consideration at the 2004 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2004 annual meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than February 15, 2004. Proposals received by that date that are proper for consideration at the annual meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2004 proxy statement.

        Under LG&E's By-laws, shareholders intending to submit a proposal in person at the annual meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of LG&E (a) not less than 90 days prior to the meeting date or (b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

OTHER MATTERS

        At the annual meeting, it is intended that the first three items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. Any such matter must comply with those provisions of LG&E's Articles of Incorporation requiring advance notice for new business to be acted upon at the meeting. The Board of Directors knows of no other matters that may be presented at the meeting.

        LG&E will bear the costs of printing and preparing this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Financial Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefore, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E, in person or by telephone.

        Any shareholder may obtain without charge a copy of LG&E's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year 2002 by submitting a request in writing to: John R. McCall, Secretary, Louisville Gas and Electric Company, P.O. Box 32010, 220 West Main Street, Louisville, Kentucky 40232.

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APPENDIX A

AMENDMENTS TO ARTICLES OF INCORPORATION
AND BYLAWS TO REDUCE THE REQUIRED NUMBER OF DIRECTORS
AND ELIMINATE STAGGERED TERMS

Articles of Incorporation

  It is proposed that Article Ninth of the Company's Amended and Restated Articles of Incorporation be amended so as to read in its entirety as follows:

    "NINTH:    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its Board of Directors. The number of directors shall be fixed by resolution of the Board of Directors from time to time.

    The Board of Directors of the Company, to the extent not prohibited by law, shall have the power to cause the Company to repurchase its own shares and shall have the power to make distributions from time to time to the Company's shareholders."

Bylaws

  It is proposed that Article II, Section 1(a) of the Company's Bylaws be amended so as to read in its entirety as follows:

    "(a)    The Board shall be composed of such number of Directors as shall be set by resolution of the Board. Regular meetings of the Board of Directors shall be held at such time and place as may be fixed by the Board of Directors. The number of Directors may be changed from time to time by resolution of the Board of Directors or by amendment to these By-laws, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Unless a Director dies, resigns or is removed, he shall hold office until the next annual meeting of the shareholders or until a successor is elected, whichever is later."

  It is proposed that Article II, Section 1(c) of the Company's Bylaws be amended so as to read in its entirety as follows:

    "(c)    Except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; (ii) any director elected in accordance with the preceding clause (i) shall hold office until the next annual meeting of the shareholders or until such director's successor shall have been elected and qualified, whichever is later; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

A-1

LOUISVILLE GAS AND ELECTRIC COMPANY

2002 FINANCIAL REPORT

LOUISVILLE GAS AND ELECTRIC COMPANY

2002 FINANCIAL REPORT

TABLE OF CONTENTS

Statement Regarding Reclassification	2
Index of Abbreviations	3
Selected Financial Data	5
Management's Discussion and Analysis	6
Consolidated Statements of Income	24
Consolidated Statements of Retained Earnings	24
Consolidated Statements of Comprehensive Income	25
Consolidated Balance Sheets	26
Consolidated Statements of Cash Flows	27
Consolidated Statements of Capitalization	28
Notes to Consolidated Financial Statements	29
Report of Management	54
Report of Independent Accountants	55
APPENDIX A—Unaudited 2000 Financial Information	A-1

STATEMENT REGARDING RECLASSIFICATION

        In the Annual Report for the year ended December 31, 2002 on Form 10-K ("2002 Annual Report") Louisville Gas and Electric Company ("LG&E") reported revenues and related cost of sales in compliance with required accounting that was in effect at that time. LG&E was required to adopt the net reporting requirements of Emerging Issues Task Force Issue No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities ("EITF 02-03") on January 1, 2003. Therefore, to comply with the net reporting requirements of EITF 02-03, LG&E has reclassified revenues and related expenses previously reported in the 2002 Annual Report.

        EITF 02-03 rescinded EITF 98-10 and requires that revenue related to derivative instruments classified as trading, including certain energy sales transactions, be reported net of related cost of sales for all periods presented. EITF 02-03 also requires companies to retroactively reclassify previously reported revenues to conform with the new net reporting requirements.

        LG&E provides this 2002 Financial Report to present reclassified financial statements and other related information in response to the requirements of EITF 02-03. This 2002 Financial Report contains information identical to the corresponding items of the 2002 Annual Report, except that the information contained herein been updated to the extent necessary to report energy-trading contracts net of related cost of sales in the income statements for all periods presented. Accordingly, information in the corresponding items in LG&E's 2002 Annual Report should be considered in light of the updated information provided here, which reflects the reclassification of financial data as explained above. No attempt has been made in this report to modify or update other disclosures except as required to reflect the effects of the reclassifications described above. These other disclosures are included in our annual, quarterly and current reports and other information filed with the SEC. Neither reported net operating income, net income, common equity, nor cash flows were impacted by the reclassification of revenue upon adoption of EITF 02-03.

        Additionally, LG&E's 2000 consolidated financial statements were audited by Arthur Andersen LLP, independent public accountants, who expressed an unqualified opinion on those financial statements in their report dated January 26, 2001, excluding the revisions described above. Arthur Andersen LLP has ceased operations and, accordingly, LG&E has been unable to obtain their consent to the use of their report. Therefore, 2000 consolidated financial statements, as reclassified, are omitted. Certain unaudited financial information regarding year 2000, containing the reclassifications described above, has been provided in Appendix A to this 2002 Financial Report.

INDEX OF ABBREVIATIONS:

Abbreviation or Acronym	Definition
Capital Corp.	LG&E Capital Corp.
Clean Air Act	The Clean Air Act, as amended in 1990
CCN	Certificate of Public Convenience and Necessity
CT	Combustion Turbines
DSM	Demand Side Management
ECR	Environmental Cost Recovery
EEI	Electric Energy, Inc.
EITF	Emerging Issues Task Force Issue
E.ON	E.ON AG
EPA	U.S. Environmental Protection Agency
ESM	Earnings Sharing Mechanism
F	Fahrenheit
FAC	Fuel Adjustment Clause
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FT and FT-A	Firm Transportation
GSC	Gas Supply Clause
IBEW	International Brotherhood of Electrical Workers
IMEA	Illinois Municipal Electric Agency
IMPA	Indiana Municipal Power Agency
Kentucky Commission	Kentucky Public Service Commission
KIUC	Kentucky Industrial Utility Consumers, Inc.
KU	Kentucky Utilities Company
KU Energy	KU Energy Corporation
KU R	KU Receivables LLC
kV	Kilovolts
Kva	Kilovolt-ampere
KW	Kilowatts
Kwh	Kilowatt hours
LEM	LG&E Energy Marketing Inc.
LG&E	Louisville Gas and Electric Company
LG&E Energy	LG&E Energy Corp.
LG&E R	LG&E Receivables LLC
LG&E Services	LG&E Energy Services Inc.
Mcf	Thousand Cubic Feet
MGP	Manufactured Gas Plant
MISO	Midwest Independent System Operator
Mmbtu	Million British thermal units
Moody's	Moody's Investor Services, Inc.
Mw	Megawatts
Mwh	Megawatt hours
NNS	No-Notice Service
NOPR	Notice of Proposed Rulemaking
NOx	Nitrogen Oxide
OATT	Open Access Transmission Tariff
OMU	Owensboro Municipal Utilities
OVEC	Ohio Valley Electric Corporation

PBR	Performance-Based Ratemaking
PJM	Pennsylvania, New Jersey, Maryland Interconnection
Powergen	Powergen Limited (formerly Powergen plc)
PUHCA	Public Utility Holding Company Act of 1935
ROE	Return on Equity
RTO	Regional Transmission Organization
S&P	Standard & Poor's Rating Services
SCR	Selective Catalytic Reduction
SEC	Securities and Exchange Commission
SERP	Supplemental Employee Retirement Plan
SFAS	Statement of Financial Accounting Standards
SIP	State Implementation Plan
SMD	Standard Market Design
SO2	Sulfur Dioxide
Tennessee Gas	Tennessee Gas Pipeline Company
Texas Gas	Texas Gas Transmission Corporation
TRA	Tennessee Regulatory Authority
Trimble County	LG&E's Trimble County Unit 1
USWA	United Steelworkers of America
Utility Operations	Operations of LG&E and KU
VDT	Value Delivery Team Process
Virginia Commission	Virginia State Corporation Commission
Virginia Staff	Virginia State Corporation Commission Staff

Louisville Gas and Electric Company and Subsidiary
Selected Financial Data

	Years Ended December 31
	2002	2001	2000	1999	1998
	(Thousands of $)
LG&E:
Operating revenues:
Revenues	$991,468	$965,267	$934,204	$847,879	$854,556
Provision for rate collections (refunds)	12,267	(720)	(2,500)	(1,735)	(4,500)

Total operating revenues	1,003,735	964,547	931,704	846,144	850,056

Net operating income	117,914	141,773	148,870	140,091	135,523

Net income	88,929	106,781	110,573	106,270	78,120

Net income available for common stock	84,683	102,042	105,363	101,769	73,552

Total assets	2,561,078	2,448,354	2,226,084	2,171,452	2,104,637

Long-term obligations (including amounts due within one year)	$616,904	$616,904	$606,800	$626,800	$626,800

        LG&E's Management's Discussion and Analysis of Financial Condition and Results of Operation and LG&E's Notes to Financial Statements should be read in conjunction with the above information.

        The 2000, 1999 and 1998 consolidated financial data were derived from financial statements audited by Arthur Andersen LLP, independent public accountants, who expressed an unqualified opinion on those financial statements in their report dated January 26, 2001, before the revisions described in the Statement Regarding Reclassification on page 2 above. Arthur Andersen LLP has ceased operations. The amounts shown below for such periods, reclassified pursuant to the adoption of EITF 02-03, are unaudited.

Loiusville Gas and Electric Company and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL

        The following discussion and analysis by management focuses on those factors that had a material effect on LG&E's financial results of operations and financial condition during 2002, 2001, and 2000 and should be read in connection with the financial statements and notes thereto.

        Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may materially vary. Factors that could cause actual results to materially differ include; general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies; actions by credit rating agencies; and other factors described from time to time in LG&E's reports to the SEC, including Exhibit No. 99.01 to the Annual Report.

MERGERS and ACQUISITIONS

        On December 11, 2000, LG&E Energy was acquired by Powergen for cash of approximately $3.2 billion or $24.85 per share and the assumption of all of LG&E Energy's debt. As a result of the acquisition, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E became an indirect subsidiary of Powergen. LG&E has continued its separate identity and serves customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction and LG&E continues to file SEC reports. Following the acquisition, Powergen became a registered holding company under PUHCA, and LG&E, as a subsidiary of a registered holding company, became subject to additional regulation under PUHCA. See "Rates and Regulation" under Item 1.

        On July 1, 2002, E.ON, a German company, completed its acquisition of Powergen plc (now Powergen Limited). As a result, LG&E and KU became indirect subsidiaries of E.ON. E.ON had announced its pre-conditional cash offer of £5.1 billion ($7.3 billion) for Powergen on April 9, 2001. Following the acquisition, E.ON became a registered holding company under PUHCA.

        As contemplated in their regulatory filings in connection with the E.ON acquisition, E.ON, Powergen and LG&E Energy completed an administrative reorganization to move the LG&E Energy group from an indirect Powergen subsidiary to an indirect E.ON subsidiary. This reorganization was effective in March 2003.

RESULTS OF OPERATIONS

Net Income

        LG&E's net income in 2002 decreased $17.9 million as compared to 2001. The decrease resulted primarily from higher transmission operating expenses, an increase in amortization of VDT regulatory asset, and increased property insurance and pension expense, partially offset by an increase in electric sales to retail customers and lower interest expenses.

        LG&E's net income decreased $3.8 million for 2001, as compared to 2000. This decrease is mainly due to higher pension related expenses and amortization of VDT regulatory asset, partially offset by increased electric and gas net revenues (operating revenues less fuel for electric generation, power purchased and gas supply expenses) and decreased interest expenses.

Revenues

        A comparison of operating revenues for the years 2002 and 2001, excluding the provisions recorded for rate collections (refunds), with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):

	Increase (Decrease) From Prior Period
	Electric Revenues		Gas Revenues
Cause
	2002	2001	2002	2001
Retail sales:
Fuel and gas supply adjustments	$19,449	$(394)	$(58,003)	$79,627
LG&E/KU Merger surcredit	(2,825)	(2,456)	—	—
Performance based rate	—	1,962	—	—
Environmental cost recovery surcharge	9,694	1,246	—	—
Demand side management	1,381	—	938	—
Electric rate reduction	—	(3,671)	—	—
VDT surcredit	(1,177)	(1,014)	(285)	(68)
Gas rate increase	—	—	—	15,265
Weather normalization	—	—	2,234	—
Variation in sales volumes and other	24,819	4,429	21,658	(64,817)

Total retail sales	51,341	102	(33,458)	30,007
Wholesale sales	(6,700)	13,916	10,683	(11,642)
Gas transportation-net	—	—	189	(880)
Other	4,642	(1,241)	(496)	801

Total	$49,283	$12,777	$(23,082)	$18,286

        Electric revenues increased in 2002 primarily due to an increase in retail sales due to warmer summer weather, an increase in the recovery of fuel costs passed through the FAC, partially offset by a decrease in wholesale sales due to lower market prices as compared to 2001. Cooling degree days increased 20% compared to 2001. Electric revenues increased in 2001 primarily due to an increase in wholesale sales and retail sales volume, partially offset by the effects of an electric rate reduction ordered by the Kentucky Commission, and the LG&E/KU merger surcredit (See Note 2 of LG&E's Notes to Financial Statements under Item 8). In January 2000, the Kentucky Commission ordered an electric rate reduction and the termination of LG&E's proposed electric PBR mechanism.

        Gas revenues in 2002 decreased due to a lower gas supply cost billed to customers through the gas supply clause offset partially by increased gas retail sales due to cooler winter weather and an increase in wholesale sales volume. Heating degree days increased 17% as compared to 2001. Gas revenues in 2001 increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause and the effects of a gas rate increase ordered by the Kentucky Commission in September 2000. The gas revenue increase was partially offset by a decrease in retail and wholesale gas sales in 2001 due to warmer weather. Heating degree days decreased 10.2% compared to 2000.

Expenses

        Fuel for electric generation and gas supply expenses comprise a large component of LG&E's total operating costs. The retail electric rates contain a FAC and gas rates contain a GSC, whereby increases or decreases in the cost of fuel and gas supply are reflected in the FAC and GSC factors, subject to approval by the Kentucky Commission, and passed through to LG&E's retail customers.

        Fuel for electric generation increased $35.7 million (22.4%) in 2002 due to increased generation ($5.4 million) and higher cost of coal burned ($30.3 million). Fuel for electric generation decreased

$0.2 million (.1%) in 2001 primarily due to decreased generation as a result of decreased electric sales ($2.2 million) partially offset by a higher cost of coal burned ($2.0 million). The average delivered cost per ton of coal purchased was $25.30 in 2002, $21.27 in 2001 and $20.96 in 2000.

        Power purchased expense increased $12.6 million (25.5%) in 2002 due to an increase in purchases to meet requirements for native load partially offset by a decrease in purchase price. Power purchased increased $4.2 million (9.2%) in 2001 primarily due to an increase in purchases to meet requirements for native load partially offset by a lower unit cost of the purchases.

        Gas supply expenses decreased $24.1 million (11.7%) in 2002 due to a decrease in cost of net gas supply ($36.6 million), partially offset by an increase in the volume of gas delivered to the distribution system ($12.5 million). Gas supply expenses increased $9.3 million (4.7%) in 2001 primarily due to an increase in cost of net gas supply ($36.2 million), partially offset by a decrease in the volume of gas delivered to the distribution system ($26.9 million). The average unit cost per Mcf of purchased gas was $4.19 in 2002, $5.27 in 2001 and $5.08 in 2000.

        Other operation expenses increased $40.5 million (24.1%) in 2002 primarily due to a full year amortization in 2002 of a regulatory asset created as a result of the workforce reduction costs associated with LG&E's VDT ($17.0 million), higher costs for electric transmission primarily resulting from increased MISO costs ($13.9 million), an increase in property and other insurance costs ($3.9 million), an increase in pension costs due to change in pension assumptions to reflect current market conditions and change in market value of plan assets at the measurement date ($3.7 million), and an increase in steam production costs ($3.4 million). Other operation expenses increased $31.9 million (23.4%) in 2001 primarily due to amortization of a regulatory asset resulting from workforce reduction costs associated with LG&E's VDT ($13.0 million), an increase in pension expense ($10.3 million) and an increase in outside services ($8.5 million). Outside services increased in part due to the reclassification of expenses as a result of the formation of LG&E Services, as required by the SEC to comply with PUHCA.

        Maintenance expenses for 2002 increased $1.5 million (2.6%) primarily due to gas distribution expenses for main remediation work ($2.2 million). Maintenance expenses for 2001 decreased $5.0 million (7.9%) primarily due to decreases in scheduled outages ($2.8 million), and a decrease in software and communication equipment maintenance ($2.8 million).

        Depreciation and amortization increased $5.5 million (5.5%) in 2002 and $2.1 million (2.1%) in 2001 because of additional utility plant in service. The 2001 increase was offset by a decrease in depreciation rates resulting from a settlement order in December 2001 from the Kentucky Commission. Depreciation expenses decreased $5.6 million as a result of the settlement order.

        Variations in income tax expenses are largely attributable to changes in pre-tax income. LG&E's 2002 effective income tax rate increased to 37.2% from the 36.5% rate in 2001. See Note 7 of LG&E's Notes to Financial Statements under Item 8.

        Property and other taxes decreased $0.3 million (1.6%) in 2002. Property and other taxes decreased $1.2 million (6.5%) in 2001 primarily due to a reduction in payroll taxes related to fewer employees as a result of workforce reductions and transfers to LG&E Services.

        Other income—net decreased $2.1 million (72.0%) in 2002 primarily due to increased costs for non-utility areas, $1.3 million and decreases in the gain on sale of property $0.8 million. Other income—net decreased $2.0 million (40.5%) in 2001 primarily due to lower interest and dividend income.

        Interest charges for 2002 decreased $8.1 million (21.4%) primarily due to lower interest rates on variable rate debt ($5.6 million) a decrease in debt to associated companies ($0.8 million) and a decrease in interest associated with LG&E's accounts receivable securitization program ($1.5 million).

Interest charges for 2001 decreased $5.3 million (12.2%) primarily due to lower interest rates on variable rate debt ($2.2 million) and the retirement of short-term borrowings ($8.1 million) partially offset by an increase in debt to associated companies ($2.5 million) and an increase in interest associated with LG&E's accounts receivable securitization program ($2.5 million). See Note 9 of LG&E's Notes to Financial Statements under Item 8.

        LG&E's weighted average cost of long-term debt, including amortization of debt expense and interest rate swaps, was 3.87% at December 31, 2002 compared to 4.17% at December 31, 2001. See Note 9 of LG&E's Notes to Financial Statements under Item 8.

        The rate of inflation may have a significant impact on LG&E's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

CRITICAL ACCOUNTING POLICIES/ESTIMATES

        Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied has not changed. Specific risks for these critical accounting policies are described in the following paragraphs. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Events rarely develop exactly as forecast and the best estimates routinely require adjustment. See also Note 1 of LG&E's Notes to Financial Statements under Item 8.

        Unbilled Revenue—At each month end LG&E prepares a financial estimate that projects electric and gas usage that has been used by customers, but not billed. The estimated usage is based on known weather and days not billed. At December 31, 2002, a 10% change in these estimated quantities would cause revenue and accounts receivable to change by approximately $5.0 million, including $2.3 million for electric usage and $2.7 million for gas usage. See also Note 1 of LG&E's Notes to Financial Statements under Item 8.

        Benefit Plan Accounting—Judgments and uncertainties in benefit plan accounting include future rate of returns on pension plan assets, interest rates used in valuing benefit obligation, healthcare cost trend rates, and other actuarial assumptions.

        LG&E's costs of providing defined-benefit pension retirement plans is dependent upon a number of factors, such as the rates of return on plan assets, discount rate, and contributions made to the plan. The market value of LG&E plan assets has been affected by declines in the equity market since the beginning of the fiscal year. As a result, at December 31, 2002, LG&E was required to recognize an additional minimum liability as prescribed by SFAS No. 87 Employers' Accounting for Pensions. The liability was recorded as a reduction to other comprehensive income, and did not affect net income for 2002. The amount of the liability depended upon the asset returns experienced in 2002 and contributions made by LG&E to the plan during 2002. Also, pension cost and cash contributions to the plan could increase in future years without a substantial recovery in the equity market. If the fair value of the plan assets exceeds the accumulated benefit obligation, the recorded liability will be reduced and other comprehensive income will be restored in the consolidated balance sheet.

        The combination of poor market performance and a decrease in short-term corporate bond interest rates has created a divergence in the potential value of the pension liability and the actual value of the pension assets. These conditions could result in an increase in LG&E's funded accumulated benefit obligation and future pension expense. The primary assumptions that drive the value of the unfunded accumulated benefit obligation are the discount rate and expected return on plan assets.

        LG&E made a contribution to the pension plan of $83.1 million in January 2003.

        A 1% increase or decrease in the assumed discount rate could have an approximate $37.0 million positive or negative impact to the accumulated benefit obligation of LG&E.

        See also Note 6 of LG&E's Notes to Financial Statements under Item 8.

        Regulatory Mechanisms—Judgments and uncertainties include future regulatory decisions, impact of deregulation and competition on ratemaking process, and external regulator decisions.

        Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates based upon Kentucky Commission orders. Regulatory liabilities generally represent obligations to make refunds to customers for previous collections based upon orders by the Kentucky Commission. Management believes, based on orders, the existing regulatory assets and liabilities are probable of recovery. This determination reflects the current regulatory climate in the state. If future recovery of costs ceases to be probable the assets would be required to be recognized in current period earnings.

        LG&E has accrued in the financial statements an estimate of $12.5 million for 2002 ESM, with collection from customer commencing in April 2003. The ESM is subject to Kentucky Commission approval.

        See also Note 3 of LG&E's Notes to Financial Statements under Item 8.

NEW ACCOUNTING PRONOUNCEMENTS

        SFAS No. 143, Accounting for Asset Retirement Obligations was issued in 2001. SFAS No. 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.

        The effective implementation date for SFAS No. 143 is January 1, 2003. Management has calculated the impact of SFAS No. 143 and the recently released FERC NOPR No. RM02-7, Accounting, Financial Reporting, and Rate Filing Requirements for Asset Retirement Obligations. As of January 1, 2003, LG&E recorded asset retirement obligation (ARO) assets in the amount of $4.6 million and liabilities in the amount of $9.3 million. LG&E also recorded a cumulative effect adjustment in the amount of $5.3 million to reflect the accumulated depreciation and accretion of ARO assets at the transition date less amounts previously accrued under regulatory depreciation. LG&E recorded offsetting regulatory assets of $5.3 million, pursuant to regulatory treatment prescribed under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Also pursuant to SFAS No. 71, LG&E recorded regulatory liabilities in the amount of $60,000 offsetting removal costs previously accrued under regulatory accounting in excess of amounts allowed under SFAS No. 143.

        LG&E also expects to record ARO accretion expense of approximately $617,000, ARO depreciation expense of approximately $117,000 and an offsetting regulatory credit in the income statement of approximately $734,000 in 2003, pursuant to regulatory treatment prescribed under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. The accretion, depreciation and regulatory credit will be annual adjustments. SFAS No. 143 will have no impact on the results of the operation of LG&E.

        LG&E asset retirement obligations are primarily related to the final retirement of generating units. LG&E transmission and distribution lines largely operate under perpetual property easement agreements which do not generally require restoration upon removal of the property. Therefore, under SFAS No. 143, no material asset retirement obligations will be recorded for transmission and distribution assets.

        LG&E adopted EITF No. 98-10, Accounting for Energy Trading and Risk Management Activities, effective January 1, 1999. This pronouncement required that energy trading contracts be marked to market on the balance sheet, with the gains and losses shown net in the income statement.

        The EITF clarified accounting standards related to energy trading activities under EITF Issue 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities. EITF No. 02-03 established the following:

  —
  Rescinded EITF No. 98-10,

  —
  Contracts that do not meet the definition of a derivative under SFAS No. 133 should not be marked to fair market value, and

  —
  Revenues should be shown in the income statement net of costs associated with trading activities, whether or not the trades are physically settled.

        With the rescission of EITF No. 98-10, energy trading contracts that do not also meet the definition of a derivative under SFAS No. 133 must be accounted for as executory contracts. Contracts previously recorded at fair value under EITF No. 98-10 that are not also derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, must be restated to historical cost through a cumulative effect adjustment. The rescission of this standard had no impact on financial position or results of operations of LG&E since all contracts marked to market under EITF No. 98-10 are also within the scope of SFAS No. 133.

        As a result of EITF No. 02-03, LG&E has netted the power purchased expense for trading activities against electric operating revenue to reflect this accounting change. LG&E applied this guidance to all prior periods, which had no impact on previously reported net income or common equity.

	2002	2001
Gross electric operating revenues	$746,224	$706,645
Less costs reclassified from power purchased	22,449	32,153

Net electric operating revenues reported	$723,775	$674,492

Gross power purchased	$84,330	$81,475
Less costs reclassified to revenues	22,449	32,153

Net power purchased reported	$61,881	$49,332

        In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. LG&E does not expect the adoption of this standard to have any impact on the financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

        LG&E uses net cash generated from its operations and external financing to fund construction of plant and equipment and the payment of dividends. LG&E believes that such sources of funds will be sufficient to meet the needs of its business in the foreseeable future.

Operating Activities

        Cash provided by operations was $212.4 million, $287.1 million and $156.2 million in 2002, 2001, and 2000, respectively. The 2002 decrease compared to 2001 of $74.7 million resulted primarily from the change in accounts receivable balances, including the sale of accounts receivable through the accounts receivable securitization program and a decrease in accounts payable and accrued taxes. The 2001 increase of $130.9 million resulted primarily from an increase in accounts receivable, and a decrease in accrued taxes. See Note 1 of LG&E's Notes to Financial Statements under Item 8 for a discussion of accounts receivable securitization.

Investing Activities

        LG&E's primary use of funds for investing activities continues to be for capital expenditures. Capital expenditures were $220.4 million, $253.0 million and $144.2 million in 2002, 2001, and 2000, respectively. LG&E expects its capital expenditures for 2003 and 2004 to total approximately $340.0 million, which consists primarily of construction estimates associated with installation of NOx equipment as described in the section titled "Environmental Matters," purchase of jointly owned CTs with KU and on-going construction for the distribution systems.

        Net cash used for investment activities decreased $28.7 million in 2002 compared to 2001 primarily due to the level of construction expenditures. CT expenditures were approximately $35.9 million in 2002 and $57.8 million in 2001. The $107.9 million increase in net cash used in 2001 as compared to 2000 was due to NOx expenditures and the purchase of CTs.

Financing Activities

        Net cash inflows for financing activities were $22.5 million in 2002 and outflows of $38.7 million and $67.7 million in 2001 and 2000, respectively. In 2002, short-term borrowings increased $98.9 million which were used in part for dividend payments of $73.3 million. During 2001, short-term borrowings decreased $20.4 million from 2000 and LG&E paid $28.0 million in dividends.

        During 2001, LG&E issued $10.1 million of pollution control bonds resulting in net proceeds of $9.7 million after issuance costs.

        On March 6, 2002, LG&E refinanced its $22.5 million and $27.5 million unsecured pollution control bonds, both due September 1, 2026. The replacement bonds, due September 1, 2026, are variable rate bonds and are secured by first mortgage bonds.

        On March 22, 2002, LG&E refinanced its two $35 million unsecured pollution control bonds due November 1, 2027. The replacement variable rate bonds are secured by first mortgage bonds and will mature November 1, 2027.

        In October 2002, LG&E issued $41.7 million variable rate pollution bonds due October 1, 2032, and exercised its call option on $41.7 million, 6.55% pollution control bonds due November 1, 2020.

        Under the provisions for LG&E's variable-rate pollution control bonds totaling $246.2 million, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt.

Future Capital Requirements

        Future capital requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. LG&E anticipates funding future capital requirements through operating cash flow, debt, and/or infusions of capital from its parent.

        LG&E's debt ratings as of December 31, 2002, were:

	Moody's	S&P	Fitch
First mortgage bonds	A1	A	A+
Preferred stock	Baa1	BBB	A-
Commercial paper	P-1	A-2	F-1

        These ratings reflect the views of Moody's, S&P and Fitch. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Contractual Obligations

        The following is provided to summarize LG&E's contractual cash obligations for periods after December 31, 2002 (in thousands of $):

	Payments Due by Period
Contractual cash Obligations	2003	2004- 2005	2006- 2007	After 2007	Total
Short-term debt(a)	$193,053	$—	$—	$—	$193,053
Long-term debt(b)	288,800	—	—	328,104	616,904
Operating lease(c)	3,371	6,866	7,143	29,794	47,174
Unconditional purchase obligations(d)	10,773	20,268	21,632	184,544	237,217
Other long-term obligations(e)	28,401	95,151	—	—	123,552

Total contractual cash obligations(f)	$524,398	$122,285	$28,775	$542,442	$1,217,900

(a)
Represents borrowings from parent company due within one year.

(b)
Includes long-term debt of $246.2 million classified as current liabilities because these bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events. Maturity dates for these bonds range from 2017 to 2027.

(c)
Operating lease represents the lease of LG&E's administrative office building.

(d)
Represents future minimum payments under purchased power agreements through 2020.

(e)
Represents construction commitments.

(f)
LG&E does not expect to pay the $246.2 million of long-term debt classified as a current liability in the consolidated balance sheets in 2003 as explained in (b) above. LG&E anticipates cash from operations and external financing will be sufficient to fund future obligations. LG&E anticipates refinancing a portion of its short-term debt with long-term debt in 2003.

Market Risks

        LG&E is exposed to market risks from changes in interest rates and commodity prices. To mitigate changes in cash flows attributable to these exposures, LG&E uses various financial instruments including derivatives. Derivative positions are monitored using techniques that include market value and sensitivity analysis. See Note 1 and 4 of LG&E's Notes to Financial Statements under Item 8.

Interest Rate Sensitivity

        LG&E has short-term and long-term variable rate debt obligations outstanding. At December 31, 2002, the potential change in interest expense associated with a 1% change in base interest rates of LG&E's unhedged debt is estimated at $5.5 million after impact of interest rate swaps.

        Interest rate swaps are used to hedge LG&E's underlying variable-rate debt obligations. These swaps hedge specific debt issuances and, consistent with management's designation, are accorded hedge accounting treatment. See Note 4 of LG&E's Notes to Financial Statements under Item 8.

        As of December 31, 2002, LG&E had swaps with a combined notional value of $117.3 million. The swaps exchange floating-rate interest payments for fixed rate interest payments to reduce the impact of interest rate changes on LG&E's Pollution Control Bonds. The potential loss in fair value resulting from a hypothetical 1% adverse movement in base interest rates is estimated at $10.8 million as of December 31, 2002. This estimate is derived from third party valuations. Changes in the market value of these swaps if held to maturity, as LG&E intends to do, will have no effect on LG&E's net income or cash flow. See Note 4 of LG&E's Notes to Financial Statements under Item 8.

Commodity Price Sensitivity

        LG&E has limited exposure to market price volatility in prices of fuel and electricity, since its retail tariffs include the FAC and GSC commodity price pass-through mechanisms. LG&E is exposed to market price volatility of fuel and electricity in its wholesale activities.

Energy Trading & Risk Management Activities

        LG&E conducts energy trading and risk management activities to maximize the value of power sales from physical assets it owns, in addition to the wholesale sale of excess asset capacity. Certain energy trading activities are accounted for on a mark-to-market basis in accordance with EITF 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Wholesale sales of excess asset capacity and wholesale purchases are treated as normal sales and purchases under SFAS No. 133 and SFAS No. 138 and are not marked-to-market.

        The consensus reached by the EITF on EITF No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, to rescind EITF 98-10, effective for fiscal years after December 15, 2002, had no impact on LG&E's energy trading and risk management reporting as all contracts marked to market under EITF 98-10 are also within the scope of SFAS No. 133

        The table below summarizes LG&E's energy trading and risk management activities for 2002 and 2001 (in thousands of $).

	2002	2001
Fair value of contracts at beginning of period, net liability	$(186)	$(17)
Fair value of contracts when entered into during the period	(65)	3,441
Contracts realized or otherwise settled during the period	448	(2,894)
Changes in fair values due to changes in assumptions	(353)	(716)

Fair value of contracts at end of period, net liability	$(156)	$(186)

        No changes to valuation techniques for energy trading and risk management activities occurred during 2002. Changes in market pricing, interest rate and volatility assumptions were made during both years. All contracts outstanding at December 31, 2002, have a maturity of less than one year and are valued using prices actively quoted for proposed or executed transactions or quoted by brokers.

        LG&E maintains policies intended to minimize credit risk and revalues credit exposures daily to monitor compliance with those policies. At December 31, 2002, 86% of the trading and risk management commitments were with counterparties rated BBB- equivalent or better.

Accounts Receivable Securitization

        On February 6, 2001, LG&E implemented an accounts receivable securitization program. The purpose of this program is to enable LG&E to accelerate the receipt of cash from the collection of retail accounts receivable, thereby reducing dependence upon more costly sources of working capital. The securitization program allows for a percentage of eligible receivables to be sold. Eligible receivables are generally all receivables associated with retail sales that have standard terms and are not past due. LG&E is able to terminate the program at any time without penalty. If there is a significant deterioration in the payment record of the receivables by the retail customers or if LG&E fails to meet certain covenants regarding the program, the program may terminate at the election of the financial institutions. In this case, payments from retail customers would first be used to repay the financial institutions participating in the program, and would then be available for use by LG&E.

        As part of the program, LG&E sold retail accounts receivables to a wholly owned subsidiary, LG&E R. Simultaneously, LG&E R entered into two separate three-year accounts receivable securitization facilities with two financial institutions and their affiliates whereby LG&E R can sell, on a revolving basis, an undivided interest in certain of its receivables and receive up to $75 million from an unrelated third party purchaser. The effective cost of the receivables programs is comparable to LG&E's lowest cost source of capital, and is based on prime rated commercial paper. LG&E retains servicing rights of the sold receivables through two separate servicing agreements with the third party purchaser. LG&E has obtained an opinion from independent legal counsel indicating these transactions qualify as a true sale of receivables. As of December 31, 2002, the outstanding program balance was $63.2 million. LG&E is considering unwinding its accounts receivable securitization arrangements involving LG&E R during 2003.

        The allowance for doubtful accounts associated with the eligible securitized receivables was $2.1 million at December 31, 2002. This allowance is based on historical experience of LG&E. Each securitization facility contains a fully funded reserve for uncollectible receivables.

RATES AND REGULATION

        Following the purchase of Powergen by E.ON, E.ON became a registered holding company under PUHCA. As a result, E.ON, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. LG&E believes that it has adequate authority (including financing authority) under existing SEC orders and regulations to conduct its business. LG&E will seek additional authorization when necessary.

        LG&E is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, its accounting is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Given LG&E's competitive position in the marketplace and the status of regulation in the state of Kentucky, LG&E has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of LG&E's Notes to Financial Statements under Item 8.

Kentucky Commission Settlement Order—VDT Costs, ESM and Depreciation

        During the first quarter 2001, LG&E recorded a $144 million charge for a workforce reduction program. Primary components of the charge were separation benefits, enhanced early retirement benefits, and health care benefits. The result of this workforce reduction was the elimination of approximately 700 positions, accomplished primarily through a voluntary enhanced severance program.

        On June 1, 2001, LG&E filed an application (VDT case) with the Kentucky Commission to create a regulatory asset relating to these first quarter 2001 charges. The application requested permission to amortize these costs over a four-year period. The Kentucky Commission also opened a case to review a new depreciation study and resulting depreciation rates implemented in 2001.

        LG&E reached a settlement in the VDT case as well as the other cases involving depreciation rates and ESM with all intervening parties. The settlement agreement was approved by Kentucky Commission Order on December 3, 2001. The order allowed LG&E to set up a regulatory asset of $141 million for the workforce reduction costs and begin amortizing these costs over a five-year period starting in April 2001. The first quarter 2001 charge of $144 million represented all employees who had accepted a voluntary enhanced severance program. Some employees rescinded their participation in the voluntary enhanced severance program, thereby decreasing the original charge from $144 million to $141 million. The settlement will also reduce revenues approximately $26 million through a surcredit on future bills to customers over the same five-year period. The surcredit represents stipulated net savings LG&E is expected to realize from implementation of best practices through the VDT. The agreement also established LG&E's new depreciation rates in effect December 2001, retroactive to January 1, 2001. The new depreciation rates decreased depreciation expense by $5.6 million in 2001.

Environmental Cost Recovery

        In June 2000, the Kentucky Commission approved LG&E's application for a CCN to construct up to three SCR NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2004. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's application in April 2001 allowed LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews.

        In May 2002, the Kentucky Commission initiated a periodic two-year review of LG&E's environmental surcharge. The review included the operation of the surcharge mechanism,

determination of the appropriateness of costs included in the surcharge mechanism, recalculation of the cost of debt to reflect actual costs for the period under review, final determination of the amount of environmental revenues over-collected from customers, and a final determination of the amount of environmental costs and revenues to be "rolled-in" to base rates. A final order was issued on October 22, 2002, in which LG&E was ordered to refund $325,000 to customers over the four-month period beginning November 2002 and ending February 2003. Additionally, LG&E was ordered to roll $4.1 million into base rates and make corresponding adjustments to the monthly environmental surcharge filings to reflect that portion of environmental rate base now included in base rates on a going-forward basis.

        In August 2002, LG&E filed an application with the Kentucky Commission to amend its compliance plan to allow recovery of the cost of new and additional environmental compliance facilities. The estimated capital cost of the additional facilities is $71.1 million. The Kentucky Commission conducted a public hearing on the case on December 20, 2002, final briefs were filed on January 15, 2003, and a final order was issued February 11, 2003. The final order approved recovery of four new environmental compliance facilities totaling $43.1 million. A fifth project, expansion of the land fill facility at the Mill Creek Station, was denied without prejudice with an invitation to reapply for recovery when required construction permits are approved. Cost recovery through the environmental surcharge of the four approved projects will begin with the bills rendered in April 2003.

ESM

        LG&E's electric rates are subject to an ESM. The ESM, initially in place for three years beginning in 2000, sets an upper and lower point for rate of return on equity, whereby if LG&E's rate of return for the calendar year falls within the range of 10.5% to 12.5%, no action is necessary. If earnings are above the upper limit, the excess earnings are shared 40% with ratepayers and 60% with shareholders; if earnings are below the lower limit, the earnings deficiency is recovered 40% from ratepayers and 60% from shareholders. By order of the Kentucky Commission, rate changes prompted by the ESM filing go into effect in April of each year subject to a balancing adjustment in successive periods. LG&E made its second ESM filing on March 1, 2002, for the calendar year 2001 reporting period. LG&E is in the process of refunding $441,000 to customers for the 2001 reporting period. LG&E estimated that the rate of return will fall below the lower limit, subject to Kentucky Commission approval, for the year ended December 31, 2002. The 2002 financial statements include an accrual to reflect the earnings deficiency of $12.5 million to be recovered from customers commencing in April 2003.

        On November 27, 2002, LG&E filed a revised ESM tariff which proposed continuance of the existing ESM through December 2005. The Kentucky Commission issued an Order suspending the ESM tariff one day making the effective date January 2, 2003. In addition, the Kentucky Commission is conducting a management audit to review the ESM plan and reassess its reasonableness in 2003. LG&E and interested parties will have the opportunity to provide recommendations for modification and continuance of the ESM or other forms of alternative or incentive regulation.

DSM

        LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program. In May 2001, the Kentucky Commission approved LG&E's plan to continue DSM programs. This filing called for the expansion of the DSM programs into the service territory served by KU and proposed a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

Gas PBR

        Since November 1, 1997, LG&E has operated under an experimental PBR mechanism related to its gas procurement activities. For each of the last five years, LG&E's rates have been adjusted to recover its portion of the savings (or expenses) incurred during each of the five 12-month periods beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2002, LG&E has achieved $38.1 million in savings. Of the total savings, LG&E has retained $16.5 million, and the remaining portion of $21.6 million has been distributed to customers. In December 2000, LG&E filed an application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR as a result of the benefits provided to both LG&E and its customers during the experimental period. Following the discovery and hearing process, the Kentucky Commission issued an order effective November 1, 2001, extending the experimental PBR program for an additional four years, and making other modifications, including changes to the sharing levels applicable to savings or expenses incurred under the PBR. Specifically, the Kentucky Commission modified the sharing mechanism to a 25%/75% Company/Customer sharing for all savings (and expenses) up to 4.5% of the benchmarked gas costs. Savings (and expenses) in excess of 4.5% of the benchmarked gas costs are shared at a 50%/50% level.

FAC

        Prior to implementation of the electric PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998. While legal challenges to the Kentucky Commission order were pending a comprehensive settlement was reached by all parties and approved by the Kentucky Commission on May 17, 2002. Thereunder, LG&E agreed to credit its fuel clause in the amount of $720,000 (such credit provided over the course of June and July 2002), and the parties agreed on a prospective interpretation of the state's fuel adjustment clause regulation to ensure consistent and mutually acceptable application on a going-forward basis.

        In December 2002, the Kentucky Commission initiated a two-year review of the operation of LG&E's FAC for the period November 2000 through October 2002. Testimony in the review case was filed on January 20, 2003 and a public hearing was held February 18, 2003. Issues addressed at that time included the establishment of the current base fuel factor to be included in LG&E's base rates, verification of proper treatment of purchased power costs during unit outages, and compliance with fuel procurement policies and practices.

Gas Rate Case

        In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on base gas revenues from gas sales.

Wholesale Natural Gas Prices

        On September 12, 2000, the Kentucky Commission issued an order establishing Administrative Case No. 384—"An Investigation of Increasing Wholesale Natural Gas Prices and the Impacts of such Increase on the Retail Customers Served by Kentucky's Jurisdictional Natural Gas Distribution

Companies". The impetus for this administrative proceeding was the escalation of wholesale natural gas prices during the summer of 2000.

        The Kentucky Commission directed Kentucky's natural gas distribution companies, including LG&E, to file selected information regarding the individual companies' natural gas purchasing practices, expectations for the then-approaching winter heating season of 2000-2001, and potential actions which these companies might take to mitigate price volatility. On July 17, 2001, the Kentucky Commission issued an order encouraging the natural gas distribution companies in Kentucky to take various actions, among them to propose a natural gas hedge plan, consider performance-based ratemaking mechanisms, and to increase the use of storage.

        In April 2002, in Case No. 2002-00136, LG&E proposed a hedging plan for the 2002/2003 winter heating season with three alternatives, the first two using a combination of storage and financial hedge instruments and the third relying upon storage alone. LG&E and the Attorney General, who represents Kentucky consumers, entered into a settlement which selected the third option. In August 2002, the Kentucky Commission approved the plan contemplated in the settlement. The Kentucky Commission validated the effectiveness of storage to mitigate potentially high winter gas prices by approving this natural gas hedging plan.

        The Kentucky Commission also decided in Administrative Case No. 384 to engage a consultant to conduct a forward-looking audit of the gas procurement and supply procedures of Kentucky's largest natural gas distribution companies. The Kentucky Commission completed its audit in late 2002. The audit recognized LG&E as "efficient and effective [in the] procurement and management of significant quantities of natural gas supplies." The auditors also recognized that "the Company's residential gas prices have long been below averages for the U. S. and for the Commonwealth of Kentucky" which "demonstrates [LG&E's] effectiveness in [the] procurement and management of natural gas supplies." The audit also stated that the "Company's very impressive record in keeping its rates down provides sound evidence on the excellent job done in the area of gas supply procurement and management."

Kentucky Commission Administrative Case for Affiliate Transactions

        In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intended to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. During the period September 1998 to February 2000, the Kentucky Commission issued draft codes of conduct and cost allocation guidelines. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities who provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. In the same bill, the General Assembly set forth provisions to govern a utility's activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time. On February 14, 2001, the Kentucky Commission published notice of their intent to promulgate new administrative regulations under the auspices of the new law. This effort is still on going.

Kentucky Commission Administrative Case for System Adequacy

        On June 19, 2001, Kentucky Governor Paul E. Patton issued Executive Order 2001-771, which directed the Kentucky Commission to review and study issues relating to the need for and development of new electric generating capacity in Kentucky. The issues to be considered included the impact of new power plants on the electric supply grid, facility citing issues, and economic development matters, with the goal of ensuring a continued, reliable source of supply of electricity for the citizens of Kentucky and the continued environmental and economic vitality of Kentucky and its communities. In response to that Executive Order, in July 2001 the Kentucky Commission opened Administrative Case No. 387 to review the adequacy of Kentucky's generation capacity and transmission system. Specifically, the items reviewed were the appropriate level of reliance on purchased power, the appropriate reserve margins to meet existing and future electric demand, the impact of spikes in natural gas prices on electric utility planning strategies, and the adequacy of Kentucky's electric transmission facilities. LG&E, as a party to this proceeding, filed written testimony and responded to two requests for information. Public hearings were held and in October 2001, LG&E filed a final brief in the case. In December 2001, the Kentucky Commission issued an order in which it noted that LG&E is responsibly addressing the long-term supply needs of native load customers and that current reserve margins are appropriate. However, due to the rapid pace of change in the industry, the order also requires LG&E to provide an annual assessment of supply resources, future demand, reserve margin, and the need for new resources.

        Regarding the transmission system, the Kentucky Commission concluded that the transmission system within Kentucky can reliably serve native load and a significant portion of the proposed new unregulated power plants. However, it will not be able to handle the volume of transactions envisioned by FERC without future upgrades, the costs of which should be borne by those for whom the upgrades are required.

        The Kentucky Commission pledged to continue to monitor all relevant issues and advocate Kentucky's interests at all opportunities.

FERC SMD NOPR

        On July 31, 2002, FERC issued a NOPR in Docket No. RM01-12-000 which would substantially alter the regulations governing the nation's wholesale electricity markets by establishing a common set of rules—SMD. The SMD NOPR would require each public utility that owns, operates, or controls interstate transmission facilities to become an Independent Transmission Provider (ITP), belong to an RTO that is an ITP, or contract with an ITP for operation of its transmission assets. It would also establish a standardized congestion management system, real-time and day-ahead energy markets, and a single transmission service for network and point-to-point transmission customers. Review of the proposed rulemaking is underway and a final rule is expected during 2003. While it is expected that the SMD final rule will affect LG&E revenues and expenses, the specific impact of the rulemaking is not known at this time.

MISO

        LG&E is a member of the MISO, which began commercial operations on February 1, 2002. MISO now has operational control over LG&E's high-voltage transmission facilities (100 kV and greater), while LG&E continues to control and operate the lower voltage transmission subject to the terms and conditions of the MISO OATT. As a transmission-owning member of MISO, LG&E also incurs administrative costs of MISO pursuant to Schedule 10 of the MISO OATT.

        MISO also proposed to implement a congestion management system. FERC directed the MISO to coordinate its efforts with FERC's Rulemaking on SMD. On September 24, 2002, the MISO filed new rate schedules designated as Schedules 16 and 17, which provide for the collection of costs incurred by the MISO to establish day-ahead and real-time energy markets. The MISO proposed to recover these costs under Schedules 16 and 17 once service commences. If approved by FERC, these schedules will cause LG&E to incur additional costs. LG&E opposes the establishment of Schedules 16 and 17. This effort is still on-going and the ultimate impact of the two schedules, if approved, is not known at this time.

Merger Surcredit

        As part of the LG&E Energy merger with KU Energy in 1998, LG&E Energy estimated non-fuel savings over a ten-year period following the merger. Costs to achieve these savings for LG&E of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which was deferred and amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. LG&E expensed the remaining costs associated with the merger ($32.1 million) in the second quarter of 1998.

        In approving the merger, the Kentucky Commission adopted LG&E's proposal to reduce its retail customers' bills based on one-half of the estimated merger-related savings, net of deferred and amortized amounts, over a five-year period. The surcredit mechanism provides that 50% of the net non-fuel cost savings estimated to be achieved from the merger be provided to ratepayers through a monthly bill credit, and 50% be retained by the Companies, over a five-year period. The surcredit was allocated 53% to KU and 47% to LG&E. In that same order, the Commission required LG&E and KU, after the end of the five-year period, to present a plan for sharing with customers the then-projected non-fuel savings associated with the merger. The Companies submitted this filing on January 13, 2003, proposing to continue to share with customers, on a 50%/50% basis, the estimated fifth-year gross level of non-fuel savings associated with the merger. The filing is currently under review.

        Any fuel cost savings are passed to Kentucky customers through the fuel adjustment clause. See FAC above.

Environmental Matters

        The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

        In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its SIP to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. As a result of appeals to both rules, the compliance date was extended to May 2004. All LG&E generating units are subject to the May 2004 compliance date under these NOx emissions reduction rules.

        LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. LG&E estimates that it will incur total capital costs of approximately $178 million to reduce its NOx emissions to the 0.15 lb./Mmbtu level on a company-wide basis. In addition, LG&E will incur additional operating and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E had anticipated that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believed that a significant portion of such costs could be recovered. In April 2001, the Kentucky Commission granted recovery of these costs for LG&E.

        LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program. LG&E is in the process of converting the Mill Creek Station to wet stack operation in an effort to resolve all outstanding issues related to particulate matter emissions.

        LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements at December 31, 2002 and 2001.

        See Note 11 of LG&E's Notes to Financial Statements under Item 8 for an additional discussion of environmental issues.

Deferred Income Taxes

        LG&E expects to have adequate levels of taxable income to realize its recorded deferred tax assets. At December 31, 2002, deferred tax assets totaled $98.2 million and were principally related to expenses attributable to LG&E's pension plans and post retirement benefit obligations.

FUTURE OUTLOOK

Competition and Customer Choice

        LG&E has moved aggressively over the past decade to be positioned for the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E has taken many steps to prepare for the expected increase in competition in its business, including support for PBR structures; aggressive cost reduction activities; strategic acquisitions, dispositions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments.

        In December 1997, the Kentucky Commission issued a set of principles which was intended to serve as its guide in consideration of issues relating to industry restructuring. Among the issues addressed by these principles are: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct. During 1998, the Kentucky Commission and a task force of the Kentucky General Assembly had each initiated proceedings, including meetings with representatives of utilities, consumers, state agencies and other groups in Kentucky, to discuss the possible structure and effects of energy industry restructuring in Kentucky.

        In November 1999, the task force issued a report to the Governor of Kentucky and a legislative agency recommending no general electric industry restructuring actions during the 2000 legislative session. No general restructuring actions have been taken to date by the legislature.

        Thus, at the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of the ultimate legislative or regulatory actions regarding industry restructuring and their impact on LG&E, which may be significant, cannot currently be predicted.

        While many states have moved forward in providing retail choice, many others have not. Some are reconsidering their initiatives and have even delayed implementation.

Market Price of and Dividends on LG&E's Common Stock

        As discussed above, all of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. and, accordingly, is not traded on any securities exchange. During 2002 and 2001, LG&E paid dividends of $69 million and $23 million on its common stock.

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Income

(Thousands of $)

	Years Ended December 31
	2002	2001
OPERATING REVENUES:
Electric	$723,775	$674,492
Gas	267,693	290,775
Provision for rate collections (refunds) (Note 3)	12,267	(720)

Total operating revenues (Note 1)	1,003,735	964,547

OPERATING EXPENSES:
Fuel for electric generation	194,900	159,231
Power purchased	61,881	49,322
Gas supply expenses	182,108	206,165
Other operation expenses	208,322	167,818
Maintenance	60,210	58,687
Depreciation and amortization (Note 1)	105,906	100,356
Federal and state income taxes (Note 7)	55,035	63,452
Property and other taxes	17,459	17,743

Total operating expenses	885,821	822,774

Net operating income	117,914	141,773
Other income—net (Note 8)	820	2,930
Interest charges	29,805	37,922

Net income	88,929	106,781
Preferred stock dividends	4,246	4,739

Net income available for common stock	$84,683	$102,042

Consolidated Statements of Retained Earnings

(Thousands of $)

	Years Ended December 31
	2002	2001
Balance January 1	$393,636	$314,594
Add net income	88,929	106,781

	482,565	421,375

Deduct: Cash dividends declared on stock:
5% cumulative preferred	1,075	1,075
Auction rate cumulative preferred	1,702	2,195
$5.875 cumulative preferred	1,469	1,469
Common	69,000	23,000

	73,246	27,739

Balance December 31	$409,319	$393,636

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Comprehensive Income

(Thousands of $)

	Years Ended December 31
	2002	2001
Net income	$88,929	$106,781
Cumulative effect of change in accounting principle—Accounting for derivative instruments and hedging activities	—	(5,998)
Losses on derivative instruments and hedging activities (Note 1)	(8,511)	(2,606)
Additional minimum pension liability adjustment (Note 6)	(25,999)	(24,712)
Income tax benefit related to items of other comprehensive income	13,898	13,416

Other comprehensive loss, net of tax	(20,612)	(19,900)

Comprehensive income	$68,317	$86,881

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Consolidated Balance Sheets

(Thousands of $)

	December 31
	2002	2001
ASSETS:
Utility plant, at original cost (Note 1):
Electric	$2,717,187	$2,598,152
Gas	435,235	409,994
Common	169,577	159,817

	3,321,999	3,167,963
Less: reserve for depreciation	1,463,674	1,381,874

	1,858,325	1,786,089
Construction work in progress	300,986	255,074

	2,159,311	2,041,163

Other property and investments—less reserve of $63 in 2002 and 2001	764	1,176

Current assets:
Cash	17,015	2,112
Accounts receivable—less reserve of $2,125 in 2002 and $1,575 in 2001	68,440	85,667
Materials and supplies—at average cost:
Fuel (predominantly coal) (Note 1)	36,600	22,024
Gas stored underground (Note 1)	50,266	46,395
Other	25,651	29,050
Prepayments and other	5,298	4,688

	203,270	189,936

Deferred debits and other assets:
Unamortized debt expense (Note 1)	6,532	5,921
Regulatory assets (Note 3)	153,446	197,142
Other	37,755	13,016

	197,733	216,079

	$2,561,078	$2,448,354

CAPITAL AND LIABILITIES:
Capitalization (see statements of capitalization):
Common equity	$833,141	$838,070
Cumulative preferred stock	95,140	95,140
Long-term debt (Note 9)	328,104	370,704

	1,256,385	1,303,914

Current liabilities:
Current portion of long-term debt (Note 9)	288,800	246,200
Notes payable (Note 10)	193,053	94,197
Accounts payable	122,771	149,070
Accrued taxes	1,450	20,257
Other	19,536	18,658

	625,610	528,382

Deferred credits and other liabilities:
Accumulated deferred income taxes (Notes 1 and 7)	313,225	298,143
Investment tax credit, in process of amortization	54,536	58,689
Accumulated provision for pensions and related benefits (Note 6)	224,703	167,526
Regulatory liabilities (Note 3)	52,424	65,349
Other	34,195	26,351

	679,083	616,058

Commitments and contingencies (Note 11)	$2,561,078	$2,448,354

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Cash Flows

(Thousands of $)

	Years Ended December 31
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,929	$106,781
Items not requiring cash currently:
Depreciation and amortization	105,906	100,356
Deferred income taxes—net	11,915	3,021
Investment tax credit—net	(4,153)	(4,290)
Other	37,260	(528)
Change in certain net current assets:
Accounts receivable	(3,973)	43,185
Materials and supplies	(15,048)	(2,018)
Accounts payable	(26,299)	14,678
Accrued taxes	(18,807)	12,184
Prepayments and other	321	(10,500)
Sale of accounts receivable (Note 1)	21,200	42,000
Other	15,130	(17,806)

Net cash flows from operating activities	212,381	287,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities	—	—
Proceeds from sales of securities	412	4,237
Construction expenditures	(220,416)	(252,958)

Net cash flows from investing activities	(220,004)	(248,721)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings and repayments	98,856	(20,392)
Issuance of pollution control bonds	158,635	9,662
Retirement of first mortgage bonds and pollution control bonds	(161,665)	—
Additional paid-in capital	—	—
Payment of dividends	(73,300)	(27,995)

Net cash flows from financing activities	22,526	(38,725)

Change in cash and temporary cash investments	14,903	(383)
Cash and temporary cash investments at beginning of year	2,112	2,495

Cash and temporary cash investments at end of year	$17,015	$2,112

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$51,540	$35,546
Interest on borrowed money	25,673	30,989

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Capitalization

(Thousands of $)

			December 31
			2002	2001
COMMON EQUITY:
Common stock, without par value—
Authorized 75,000,000 shares, outstanding 21,294,223 shares			$425,170	$425,170
Common stock expense			(836)	(836)
Additional paid-in capital			40,000	40,000
Accumulated other comprehensive income			(40,512)	(19,900)
Retained earnings			409,319	393,636

			833,141	838,070

CUMULATIVE PREFERRED STOCK:
	Shares Outstanding	Current Redemption Price
$25 par value, 1,720,000 shares authorized—
5% series	860,287	$28.00	21,507	21,507
Without par value, 6,750,000 shares authorized—
Auction rate	500,000	100.00	50,000	50,000
$5.875 series	250,000	101.18	25,000	25,000
Preferred stock expense			(1,367)	(1,367)

			95,140	95,140

LONG-TERM DEBT (Note 9):
First mortgage bonds—
Series due August 15, 2003, 6%			42,600	42,600
Pollution control series:
	R due November 1, 2020, 6.55%		—	41,665
	S due September 1, 2017, variable %		31,000	31,000
	T due September 1, 2017, variable %		60,000	60,000
	U due August 15, 2013, variable %		35,200	35,200
	V due August 15, 2019, 5.625%		102,000	102,000
	W due October 15, 2020, 5.45%		26,000	26,000
	X due April 15, 2023, 5.90%		40,000	40,000
	Y due May 1, 2027, variable %		25,000	25,000
	Z due August 1, 2030, variable %		83,335	83,335
	AA due September 1, 2027, variable %		10,104	10,104
	BB due September 1, 2026, variable %		22,500	—
	CC due September 1, 2026, variable %		27,500	—
	DD due November 1, 2027, variable %		35,000	—
	EE due November 1, 2027, variable %		35,000	—
	FF due October 1, 2032, variable %		41,665	—

	Total first mortgage bonds		616,904	496,904
Pollution control bonds (unsecured)—
Series due September 1, 2026, variable %			—	22,500
Series due September 1, 2026, variable %			—	27,500
Series due November 1, 2027, variable %			—	35,000
Series due November 1, 2027, variable %			—	35,000

Total unsecured pollution control bonds			—	120,000

Total bonds outstanding			616,904	616,904
Less current portion of long-term debt			288,800	246,200

Long-term debt			328,104	370,704

Total capitalization			$1,256,385	$1,303,914

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

        LG&E, a subsidiary of LG&E Energy and an indirect subsidiary of Powergen and E.ON, is a regulated public utility engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy is an exempt public utility holding company with wholly owned subsidiaries including LG&E, KU, Capital Corp., LEM, and LG&E Services. All of LG&E's Common Stock is held by LG&E Energy. LG&E has one wholly owned consolidated subsidiary, LG&E R.

        On December 11, 2000, LG&E Energy was acquired by Powergen. On July 1, 2002, E.ON, a German company, completed its acquisition of Powergen plc (now Powergen Limited). E.ON had announced its pre-conditional cash offer of £5.1 billion ($7.3 billion) for Powergen on April 9, 2001. E.ON and Powergen are registered public utility holding companies under PUHCA. No costs associated with these acquisitions nor any of the effects of purchase accounting have been reflected in the financial statements of LG&E.

        Certain reclassification entries have been made to the previous year's financial statements to conform to the 2002 presentation with no impact on the balance sheet totals or previously reported income.

        Utility Plant.    LG&E's utility plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. LG&E has not recorded any allowance for funds used during construction.

        The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

        Depreciation and Amortization.    Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. Pursuant to a final order of the Kentucky Commission dated December 3, 2001, LG&E implemented new depreciation rates effective January 1, 2001. The amounts provided were approximately 3.1% in 2002 (2.9% electric, 2.8% gas and 6.6% common) and 3.0% for 2001 (2.9% electric, 2.9% gas and 5.7% common), of average depreciable plant. Of the amount provided for depreciation, at December 31, 2002 and 2001, respectively, approximately 0.4% electric, 0.9% gas and 0.04% common were related to the retirement, removal and disposal costs of long lived assets.

        Fuel Inventory.    Fuel inventories of $36.6 million and $22.0 million at December 31, 2002, and 2001, respectively, are included in Fuel in the balance sheet. The inventory is accounted for using the average-cost method.

        Gas Stored Underground.    Gas inventories of $50.3 million and $46.4 million at December 31, 2002, and 2001, respectively, are included in gas stored underground in the balance sheet. The inventory is accounted for using the average-cost method.

        Financial Instruments.    LG&E uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in other comprehensive income. See Note 4- Financial Instruments.

        Unamortized Debt Expense.    Debt expense is capitalized in deferred debits and amortized over the lives of the related bond issues, consistent with regulatory practices.

        Deferred Income Taxes.    Deferred income taxes are recognized at currently enacted tax rates for all material temporary differences between the financial reporting and income tax basis of assets and liabilities.

        Investment Tax Credits.    Investment tax credits resulted from provisions of the tax law that permitted a reduction of LG&E's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

        Revenue Recognition.    Revenues are recorded based on service rendered to customers through month-end. LG&E accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. The unbilled revenue estimates included in accounts receivable were approximately $40.7 million and $37.3 million, at December 31, 2002 and 2001, respectively. See Note 3, Rates and Regulatory Matters. LG&E recorded electric revenues that resulted from sales to a related party, KU, of $46.5 million and $28.5 million for years ended December 31, 2002 and 2001, respectively.

        With the adoption of EITF 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, revenues on the income statement are shown net of cost associated with trading activities. As a result LG&E has netted the power purchased expense for trading activities against operating revenue for all years presented.

        Fuel and Gas Costs.    The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. LG&E implemented a Kentucky Commission-approved performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity. See Note 3, Rates and Regulatory Matters.

        Management's Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 11, Commitments and Contingencies, for a further discussion.

        Accounts Receivable Securitization.    SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was adopted in the first quarter of 2001, when LG&E entered into an accounts receivable securitization transaction.

        On February 6, 2001, LG&E implemented an accounts receivable securitization program. The purpose of this program is to enable LG&E to accelerate the receipt of cash from the collection of retail accounts receivable, thereby reducing dependence upon more costly sources of working capital. The securitization program allows for a percentage of eligible receivables to be sold. Eligible receivables are generally all receivables associated with retail sales that have standard terms and are not past due. LG&E is able to terminate this program at any time without penalty. If there is a significant deterioration in the payment record of the receivables by the retail customers or if LG&E fails to meet certain covenants regarding the program, the program may terminate at the election of the financial institutions. In this case, payments from retail customers would first be used to repay the financial institutions participating in the program, and would then be available for use by LG&E.

        As part of the program, LG&E sold retail accounts receivables to a wholly owned subsidiary, LG&E R. Simultaneously, LG&E R entered into two separate three-year accounts receivable securitization facilities with two financial institutions and their affiliates whereby LG&E R can sell, on a revolving basis, an undivided interest in certain of its receivables and receive up to $75 million from an unrelated third party purchaser. The effective cost of the receivables programs is comparable to LG&E's lowest cost source of capital, and is based on prime rated commercial paper. LG&E retains servicing rights of the sold receivables through two separate servicing agreements with the third party purchaser. LG&E has obtained an opinion from independent legal counsel indicating these transactions qualify as true sale of receivables. As of December 31, 2002, the outstanding program balance was $63.2 million. LG&E is considering unwinding its accounts receivable securitization arrangements involving LG&E R during 2003.

        The allowance for doubtful accounts associated with the eligible securitized receivables was $2.125 million at December 31, 2002. This allowance is based on historical experience of LG&E. Each securitization facility contains a fully funded reserve for uncollectible receivables.

New Accounting Pronouncements.

        SFAS No. 143, Accounting for Asset Retirement Obligations was issued in 2001. SFAS No. 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.

        The effective implementation date for SFAS No. 143 is January 1, 2003. Management has calculated the impact of SFAS No. 143 and the recently released FERC NOPR No. RM02-7, Accounting, Financial Reporting, and Rate Filing Requirements for Asset Retirement Obligations. As of January 1, 2003, LG&E recorded asset retirement obligation (ARO) assets in the amount of $4.6 million and liabilities in the amount of $9.3 million. LG&E also recorded a cumulative effect adjustment in the amount of $5.3 million to reflect the accumulated depreciation and accretion of ARO assets at the transition date less amounts previously accrued under regulatory depreciation. LG&E recorded offsetting regulatory assets of $5.3 million, pursuant to regulatory treatment prescribed under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Also pursuant to SFAS No. 71, LG&E recorded regulatory liabilities in the amount of $60,000 offsetting removal costs previously accrued under regulatory accounting in excess of amounts allowed under SFAS No. 143.

        LG&E also expects to record ARO accretion expense of approximately $617,000, ARO depreciation expense of approximately $117,000 and an offsetting regulatory credit in the income statement of approximately $734,000 in 2003, pursuant to regulatory treatment prescribed under SFAS

No. 71, Accounting for the Effects of Certain Types of Regulation. The accretion, depreciation and regulatory credit will be annual adjustments. SFAS No. 143 will have no impact on the results of the operation of LG&E.

        LG&E asset retirement obligations are primarily related to the final retirement of generating units. LG&E transmission and distribution lines largely operate under perpetual property easement agreements which do not generally require restoration upon removal of the property. Therefore, under SFAS No. 143, no material asset retirement obligations will be recorded for transmission and distribution assets.

        LG&E adopted EITF No. 98-10, Accounting for Energy Trading and Risk Management Activities, effective January 1, 1999. This pronouncement required that energy trading contracts be marked to market on the balance sheet, with the gains and losses shown net in the income statement.

        The EITF clarified accounting standards related to energy trading activities under EITF Issue 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities. EITF No. 02-03 established the following:

  —
  Rescinded EITF No. 98-10,

  —
  Contracts that do not meet the definition of a derivative under SFAS No. 133 should not be marked to fair market value, and

  —
  Revenues should be shown in the income statement net of costs associated with trading activities, whether or not the trades are physically settled.

        With the rescission of EITF No. 98-10, energy trading contracts that do not also meet the definition of a derivative under SFAS No. 133 must be accounted for as executory contracts. Contracts previously recorded at fair value under EITF No. 98-10 that are not also derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, must be restated to historical cost through a cumulative effect adjustment. The rescission of this standard had no impact on financial position or results of operations of LG&E since all contracts marked to market under EITF No. 98-10 are also within the scope of SFAS No. 133.

        As a result of EITF No. 02-03, LG&E has netted the power purchased expense for trading activities against electric operating revenue to reflect this accounting change. LG&E applied this guidance to all prior periods, which had no impact on previously reported net income or common equity.

	2002	2001
Gross electric operating revenues	$746,224	$706,645
Less costs reclassified from power purchased	22,449	32,153

Net electric operating revenues reported	$723,775	$674,492

Gross power purchased	$84,330	$81,475
Less costs reclassified to revenues	22,449	32,153

Net power purchased reported	$61,881	$49,332

        In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. LG&E does not expect the adoption of this standard to have any impact on the financial position or results of operations.

Note 2—Mergers and Acquisitions

        On July 1, 2002, E.ON completed its acquisition of Powergen, including LG&E Energy, for approximately £5.1 billion ($7.3 billion). As a result of the acquisition, LG&E Energy became a wholly owned subsidiary (through Powergen) of E.ON and, as a result, LG&E also became an indirect subsidiary of E.ON. LG&E has continued its separate identity and serves customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction and the utilities continue to file SEC reports. Following the acquisition, E.ON became, and Powergen remained, a registered holding company under PUHCA. LG&E, as a subsidiary of a registered holding company, is subject to additional regulations under PUHCA. As contemplated in their regulatory filings in connection with the E.ON acquisition, E.ON, Powergen and LG&E Energy completed an administrative reorganization to move the LG&E Energy group from an indirect Powergen subsidiary to an indirect E.ON subsidiary. This reorganization was effective in March 2003.

        LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. Management accounted for the merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code. Following the acquisition, LG&E has continued to maintain its separate corporate identity and serve customers in Kentucky under its present name.

Note 3—Rates and Regulatory Matters

        Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC and the Kentucky Commission. LG&E is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, under which certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected return to customers in future rates. LG&E's current or expected recovery of deferred costs and expected return of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in LG&E's balance sheets as of December 31 (in thousands of $):

	2002	2001
VDT Costs	$98,044	$127,529
Gas supply adjustments due from customers	13,714	30,135
Unamortized loss on bonds	18,843	17,902
ESM provision	12,500	—
LGE/KU merger costs	1,815	5,444
Manufactured gas sites	1,757	2,062
One utility costs	954	3,643
Other	5,819	10,427

Total regulatory assets	153,446	197,142

Deferred income taxes—net	(45,536)	(48,703)
Gas supply adjustments due to customers	(3,154)	(15,702)
Other	(3,734)	(944)

Total regulatory liabilities	(52,424)	(65,349)

Regulatory assets—net	$101,022	$131,793

        Kentucky Commission Settlement—VDT Costs.    During the first quarter 2001, LG&E recorded a $144 million charge for a workforce reduction program. Primary components of the charge were separation benefits, enhanced early retirement benefits, and health care benefits. The result of this workforce reduction was the elimination of approximately 700 positions, accomplished primarily through a voluntary enhanced severance program.

        On June 1, 2001, LG&E filed an application (VDT case) with the Kentucky Commission to create a regulatory asset relating to these first quarter 2001 charges. The application requested permission to amortize these costs over a four-year period. The Kentucky Commission also opened a case to review a new depreciation study and resulting depreciation rates implemented in 2001.

        LG&E reached a settlement in the VDT case as well as the other cases involving depreciation rates and ESM with all intervening parties. The settlement agreement was approved by the Kentucky Commission on December 3, 2001. The order allowed LG&E to set up a regulatory asset of $141 million for the workforce reduction costs and begin amortizing these costs over a five year period starting in April 2001. The first quarter 2001 charge of $144 million represented all employees who had accepted a voluntary enhanced severance program. Some employees rescinded their participation in the voluntary enhanced severance program, thereby decreasing the original charge from $144 million to $141 million. The settlement will also reduce revenues approximately $26 million through a surcredit on future bills to customers over the same five year period. The surcredit represents net savings stipulated by LG&E. The agreement also established LG&E's new depreciation rates in effect December 2001, retroactive to January 1, 2001. The new depreciation rates decreased depreciation expense by $5.6 million in 2001.

        PUHCA.    LG&E Energy was purchased by Powergen on December 11, 2000. Effective July 1, 2002, Powergen was acquired by E.ON, which became a registered holding company under PUHCA. As a result, E.ON, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. LG&E believes that it has adequate authority (including financing authority) under existing SEC orders and regulations to conduct its business. LG&E will seek additional authorization when necessary.

        Environmental Cost Recovery.    In June 2000, the Kentucky Commission approved LG&E's application for a CCN to construct up to three SCR NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2004. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its ECR Tariff to include an overall rate of return on capital investments. Approval of LG&E's application in April 2001 allowed LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews.

        In August 2002, LG&E filed an application with the Kentucky Commission to amend its compliance plan to allow recovery of the cost of new and additional environmental compliance facilities. The estimated capital cost of the additional facilities is $71.1 million. The Kentucky Commission conducted a public hearing on the case on December 20, 2002, final briefs were filed on January 15, 2003, and a final order was issued February 11, 2003. The final order approved recovery of four new environmental compliance facilities totaling $43.1 million. A fifth project, expansion of the land fill facility at the Mill Creek Station, was denied without prejudice with an invitation to reapply for recovery when required construction permits are approved. Cost recovery through the environmental surcharge of the four approved projects will begin with the bills rendered in April 2003.

        ESM.    LG&E's electric rates are subject to an ESM. The ESM, initially in place for three years beginning in 2000, sets an upper and lower point for rate of return on equity, whereby if LG&E's rate of return for the calendar year falls within the range of 10.5% to 12.5%, no action is necessary. If earnings are above the upper limit, the excess earnings are shared 40% with ratepayers and 60% with shareholders; if earnings are below the lower limit, the earnings deficiency is recovered 40% from ratepayers and 60% from shareholders. By order of the Kentucky Commission, rate changes prompted by the ESM filing go into effect in April of each year subject to a balancing adjustment in successive periods. LG&E made its second ESM filing on March 1, 2002 for the calendar year 2001 reporting period. LG&E is in the process of refunding $441,000 to customers for the 2001 reporting period. LG&E estimated that the rate of return will fall below the lower limit, subject to Kentucky Commission approval, for the year ended December 31, 2002. The 2002 financial statements include an accrual to reflect the earnings deficiency of $12.5 million to be recovered from customers commencing in April 2003.

        On November 27, 2002, LG&E filed a revised ESM tariff which proposed continuance of the existing ESM through December 2005. The Kentucky Commission issued an Order suspending the ESM tariff one day making the effective date January 2, 2003. In addition, the Kentucky Commission is conducting a management audit to review the ESM plan and reassess its reasonableness in 2003. LG&E and interested parties will have the opportunity to provide recommendations for modification and continuance of the ESM or other forms of alternative or incentive regulation.

        DSM.    LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program. In May 2001, the Kentucky Commission approved LG&E's plan to continue DSM programs. This filing called for the expansion of the DSM programs into the service territory served by KU and proposed a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

        Gas PBR.    Since November 1, 1997, LG&E has operated under an experimental PBR mechanism related to its gas procurement activities. For each of the last five years, LG&E's rates have been adjusted to recover its portion of the savings (or expenses) incurred during each of the five 12-month periods beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2001, LG&E has achieved $38.1 million in savings. Of the total savings, LG&E has retained $16.5 million, and the remaining portion of $21.6 million has been distributed to customers. In December 2000, LG&E filed an application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR as a result of the benefits provided to both LG&E and its customers during the experimental period. Following the discovery and hearing process, the Kentucky Commission issued an order effective November 1, 2001, extending the experimental PBR program for an additional four years, and making other modifications, including changes to the sharing levels applicable to savings or expenses incurred under the PBR. Specifically, the Kentucky Commission modified the savings mechanism to a 25%/75% Company/Customer sharing for all savings (and expenses) up to 4.5% of the benchmarked gas costs. Savings (and expenses) in excess of 4.5% of the benchmarked gas costs are shared at a 50%/50% level.

        FAC.    Prior to implementation of the electric PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998. While legal challenges to the Kentucky Commission order were pending, a comprehensive settlement was reached by all parties and approved by the Kentucky Commission on May 17, 2002. Thereunder, LG&E agreed to credit its fuel clause in the amount of $720,000 (such credit provided over the course of June and July 2002), and the parties agreed on a prospective interpretation of the state's FAC regulation to ensure consistent and mutually acceptable application on a going-forward basis.

        In December 2002, the Kentucky Commission initiated a two year review of the operation of LG&E's FAC for the period November 2000 through October 2002. Testimony in the review case was filed on January 20, 2003 and a public hearing was held February 18, 2003. Issues addressed at that time included the establishment of the current base fuel factor to be included in LG&E's base rates, verification of proper treatment of purchased power costs during unit outages, and compliance with fuel procurement policies and practices.

        Gas Rate Case.    In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on base gas revenues from gas sales.

        Wholesale Natural Gas Prices.    On September 12, 2000, the Kentucky Commission issued an order establishing Administrative Case No. 384—"An Investigation of Increasing Wholesale Natural Gas Prices and the Impacts of such Increase on the Retail Customers Served by Kentucky's Jurisdictional Natural Gas Distribution Companies". The impetus for this administrative proceeding was the escalation of wholesale natural gas prices during the summer of 2000.

        The Kentucky Commission directed Kentucky's natural gas distribution companies, including LG&E, to file selected information regarding the individual companies' natural gas purchasing practices, expectations for the then-approaching winter heating season of 2000-2001, and potential actions which these companies might take to mitigate price volatility. On July 17, 2001, the Kentucky Commission issued an order encouraging the natural gas distribution companies in Kentucky to take various actions, among them to propose a natural gas hedge plan, consider performance-based ratemaking mechanisms, and to increase the use of storage.

        In April 2002, in Case No. 2002-00136, LG&E proposed a hedging plan for the 2002/2003 winter heating season with three alternatives, the first two using a combination of storage and financial hedge instruments and the third relying upon storage alone. LG&E and the Attorney General, who represents Kentucky consumers, entered into a settlement which selected the third option. In August 2002, the Kentucky Commission approved the plan contemplated in the settlement. The Kentucky Commission validated the effectiveness of storage to mitigate potentially high winter gas prices by approving this natural gas hedging plan.

        The Kentucky Commission also decided in Administrative Case No. 384 to engage a consultant to conduct a forward-looking audit of the gas procurement and supply procedures of Kentucky's largest natural gas distribution companies. The Kentucky Commission completed its audit in late 2002. The audit recognized LG&E as "efficient and effective [in the] procurement and management of significant quantities of natural gas supplies." The auditors also recognized that "the Company's residential gas prices have long been below averages for the U. S. and for the Commonwealth of Kentucky" which "demonstrates [LG&E's] effectiveness in [the] procurement and management of natural gas supplies." The audit also stated that the "Company's very impressive record in keeping its rates down provides sound evidence on the excellent job done in the area of gas supply procurement and management."

        Kentucky Commission Administrative Case for Affiliate Transactions.    In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intended to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. During the period September 1998 to February 2000, the Kentucky Commission issued draft codes of conduct and cost allocation guidelines. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities that provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. In the same bill, the General Assembly set forth provisions to govern a utility's activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time. On February 14, 2001, the Kentucky Commission published notice of its intent to promulgate new administrative regulations under the auspices of this new law. This effort is still on going.

        Kentucky Commission Administrative Case for System Adequacy.    On June 19, 2001, Kentucky Governor Paul E. Patton issued Executive Order 2001-771, which directed the Kentucky Commission to review and study issues relating to the need for and development of new electric generating capacity in Kentucky. The issues to be considered included the impact of new power plants on the electric supply grid, facility citing issues, and economic development matters, with the goal of ensuring a continued, reliable source of supply of electricity for the citizens of Kentucky and the continued environmental and economic vitality of Kentucky and its communities. In response to that Executive Order, in July 2001 the Kentucky Commission opened Administrative Case No. 387 to review the adequacy of Kentucky's generation capacity and transmission system. Specifically, the items reviewed were the appropriate level of reliance on purchased power, the appropriate reserve margins to meet existing and future electric demand, the impact of spikes in natural gas prices on electric utility planning strategies, and the adequacy of Kentucky's electric transmission facilities. LG&E, as a party to this proceeding, filed written testimony and responded to two requests for information. Public hearings were held and in October 2001, LG&E filed a final brief in the case. In December 2001, the Kentucky Commission issued an order in which it noted that LG&E is responsibly addressing the long-term supply needs of native load customers and that current reserve margins are appropriate. However, due to the rapid pace of change in the industry, the order also requires LG&E to provide an annual assessment of supply resources, future demand, reserve margin, and the need for new resources.

        Regarding the transmission system, the Kentucky Commission concluded that the transmission system within Kentucky can reliably serve native load and a significant portion of the proposed new unregulated power plants. However, it will not be able to handle the volume of transactions envisioned by FERC without future upgrades, the costs of which should be borne by those for whom the upgrades are required.

        The Kentucky Commission pledged to continue to monitor all relevant issues and advocate Kentucky's interests at all opportunities.

        FERC SMD NOPR.    On July 31, 2002, FERC issued a NOPR in Docket No. RM01-12-000 which would substantially alter the regulations governing the nation's wholesale electricity markets by establishing a common set of rules—SMD. The SMD NOPR would require each public utility that owns, operates, or controls interstate transmission facilities to become an Independent Transmission Provider (ITP), belong to an RTO that is an ITP, or contract with an ITP for operation of its transmission assets. It would also establish a standardized congestion management system, real-time and day-ahead energy markets, and a single transmission service for network and point-to-point transmission customers. Review of the proposed rulemaking is underway and a final rule is expected during 2003. While it is expected that the SMD final rule will affect LG&E revenues and expenses, the specific impact of the rulemaking is not known at this time.

        MISO.    LG&E is a member of the MISO, which began commercial operations on February 1, 2002. MISO now has operational control over LG&E's high-voltage transmission facilities (100 kV and greater), while LG&E continues to control and operate the lower voltage transmission subject to the terms and conditions of the MISO OATT. As a transmission-owning member of MISO, LG&E also incurs administrative costs of MISO pursuant to Schedule 10 of the MISO OATT.

        MISO also proposed to implement a congestion management system. FERC directed the MISO to coordinate its efforts with FERC's Rulemaking on SMD. On September 24, 2002, the MISO filed new rate schedules designated as Schedules 16 and 17, which provide for the collection of costs incurred by the MISO to establish day-ahead and real-time energy markets. The MISO proposed to recover these costs under Schedules 16 and 17 once service commences. If approved by FERC, these schedules will cause LG&E to incur additional costs. LG&E opposes the establishment of Schedules 16 and 17. This effort is still on-going and the ultimate impact of the two schedules, if approved, is not known at this time.

        ARO.    In 2003, LG&E expects to record approximately $6.0 million in regulatory assets and approximately $60,000 in regulatory liabilities related to SFAS No. 143, Accounting for Asset Retirement Obligations.

        Merger Surcredit.    As part of the LG&E Energy merger with KU Energy in 1998, LG&E Energy estimated non-fuel savings over a ten-year period following the merger. Costs to achieve these savings for LG&E of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which was deferred and amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. LG&E expensed the remaining costs associated with the merger ($32.1 million) in the second quarter of 1998.

        In approving the merger, the Kentucky Commission adopted LG&E's proposal to reduce its retail customers' bills based on one-half of the estimated merger-related savings, net of deferred and amortized amounts, over a five-year period. The surcredit mechanism provides that 50% of the net non-fuel cost savings estimated to be achieved from the merger be provided to ratepayers through a monthly bill credit, and 50% be retained by the Companies, over a five-year period. The surcredit was allocated 53% to KU and 47% to LG&E. In that same order, the Commission required LG&E and KU, after the end of the five-year period, to present a plan for sharing with customers the then-projected non-fuel savings associated with the merger. The Companies submitted this filing on January 13, 2003, proposing to continue to share with customers, on a 50%/50% basis, the estimated fifth-year gross level of non-fuel savings associated with the merger. The filing is currently under review.

        Any fuel cost savings are passed to Kentucky customers through the fuel adjustment clause. See FAC above.

Note 4—Financial Instruments

        The cost and estimated fair values of LG&E's non-trading financial instruments as of December 31, 2002, and 2001 follow (in thousands of $):

	2002		2001
	Cost	Fair Value	Cost	Fair Value
Preferred stock subject to mandatory redemption	$25,000	$25,188	$25,000	$25,125
Long-term debt (including current portion)	616,904	623,325	616,904	620,504
Interest-rate swaps	—	(17,115)	—	(8,604)

        All of the above valuations reflect prices quoted by exchanges except for the swaps. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models.

        Interest Rate Swaps.    LG&E uses interest rate swaps to hedge exposure to market fluctuations in certain of its debt instruments. Pursuant to policy, use of these financial instruments is intended to mitigate risk and earnings volatility and is not speculative in nature. Management has designated all of the interest rate swaps as hedge instruments. Financial instruments designated as cash flow hedges have resulting gains and losses recorded within other comprehensive income and stockholders' equity. To the extent a financial instrument or the underlying item being hedged is prematurely terminated or the hedge becomes ineffective, the resulting gains or losses are reclassified from other comprehensive income to net income. Financial instruments designated as fair value hedges are periodically marked to market with the resulting gains and losses recorded directly into net income to correspond with income or expense recognized from changes in market value of the items being hedged.

        As of December 31, 2002 and 2001, LG&E was party to various interest rate swap agreements with aggregate notional amounts of $117.3 million. Under these swap agreements, LG&E paid fixed rates averaging 5.13% and received variable rates based on the Bond Market Association's municipal swap index averaging 1.52% and 1.61% at December 31, 2002 and 2001, respectively. The swap agreements in effect at December 31, 2002 have been designated as cash flow hedges and mature on dates ranging from 2003 to 2020. The hedges have been deemed to be fully effective resulting in a pretax loss of $8.5 million for 2002, recorded in other comprehensive income. Upon expiration of these hedges, the amount recorded in other comprehensive income will be reclassified into earnings. The amounts expected to be reclassified from other comprehensive income to earnings in the next twelve months is immaterial.

        Energy Trading & Risk Management Activities.    LG&E conducts energy trading and risk management activities to maximize the value of power sales from physical assets it owns, in addition to the wholesale sale of excess asset capacity. Certain energy trading activities are accounted for on a mark-to-market basis in accordance with EITF 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Wholesale sales of excess asset capacity and wholesale purchases are treated as normal sales and purchases under SFAS No. 133 and SFAS No. 138 and are not marked-to-market.

        The consensus reached by the EITF on EITF No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, to rescind EITF 98-10, effective for fiscal years after December 15, 2002, had no impact on LG&E's energy trading and risk management reporting as all contracts marked to market under EITF 98-10 are also within the scope of SFAS No. 133.

        The table below summarizes LG&E's energy trading and risk management activities for 2002 and 2001 (in thousands of $).

	2002	2001
Fair value of contracts at beginning of period, net liability	$(186)	$(17)
Fair value of contracts when entered into during the period	(65)	3,441
Contracts realized or otherwise settled during the period	448	(2,894)
Changes in fair values due to changes in assumptions	(353)	(716)

Fair value of contracts at end of period, net liability	$(156)	$(186)

        No changes to valuation techniques for energy trading and risk management activities occurred during 2002. Changes in market pricing, interest rate and volatility assumptions were made during both years. All contracts outstanding at December 31, 2002, have a maturity of less than one year and are valued using prices actively quoted for proposed or executed transactions or quoted by brokers.

        LG&E maintains policies intended to minimize credit risk and revalues credit exposures daily to monitor compliance with those policies. At December 31, 2002, 86% of the trading and risk management commitments were with counterparties rated BBB- equivalent or better.

Note 5—Concentrations of Credit and Other Risk

        Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

        LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 310,000 customers and electricity to approximately 382,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 2002, 73% of total revenue was derived from electric operations and 27% from gas operations.

        In November 2001, LG&E and IBEW Local 2100 employees, which represent approximately 70% of LG&E's workforce, entered into a four-year collective bargaining agreement.

Note 6—Pension Plans and Retirement Benefits

        LG&E sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans'

benefit obligations and fair value of assets over the two-year period ending December 31, 2002, and a statement of the funded status as of December 31 for each of the last two years (in thousands of $):

	2002	2001
Pension Plans:
Change in benefit obligation
Benefit obligation at beginning of year	$356,293	$310,822
Service cost	1,484	1,311
Interest cost	24,512	25,361
Plan amendments	576	1,550
Curtailment loss	—	24,563
Special termination benefits	—	53,610
Benefits paid	(34,823)	(53,292)
Actuarial (gain) or loss and other	16,752	(7,632)

Benefit obligation at end of year	$364,794	$356,293

Change in plan assets
Fair value of plan assets at beginning of year	$233,944	$333,378
Actual return on plan assets	(15,648)	(27,589)
Employer contributions and plan transfers	14,150	(17,134)
Benefits paid	(34,824)	(53,292)
Administrative expenses	(1,308)	(1,419)

Fair value of plan assets at end of year	$196,314	$233,944

Reconciliation of funded status
Funded status	$(168,480)	$(122,349)
Unrecognized actuarial (gain) or loss	60,313	18,800
Unrecognized transition (asset) or obligation	(3,199)	(4,215)
Unrecognized prior service cost	32,265	35,435

Net amount recognized at end of year	$(79,101)	$(72,329)

Other Benefits:
Change in benefit obligation
Benefit obligation at beginning of year	$89,946	$56,981
Service cost	444	358
Interest cost	5,956	5,865
Plan amendments	—	1,487
Curtailment loss	—	8,645
Special termination benefits	—	18,089
Benefits paid	(4,988)	(4,877)
Actuarial (gain) or loss	1,875	3,398

Benefit obligation at end of year	$93,233	$89,946

Change in plan assets
Fair value of plan assets at beginning of year	$2,802	$7,166
Actual return on plan assets	(533)	(765)
Employer contributions and plan transfers	4,213	1,282
Benefits paid	(5,004)	(4,881)

Fair value of plan assets at end of year	$1,478	$2,802

Reconciliation of funded status
Funded status	$(91,755)	$(87,144)
Unrecognized actuarial (gain) or loss	16,971	15,947
Unrecognized transition (asset) or obligation	6,697	7,346
Unrecognized prior service cost	5,995	5,302

Net amount recognized at end of year	$(62,092)	$(58,549)

        There are no plan assets in the nonqualified plans due to the nature of the plans.

        LG&E made a contribution to the pension plan of $83.1 million in January 2003.

        The following tables provide the amounts recognized in the balance sheet and information for plans with benefit obligations in excess of plan assets as of December 31, 2002 and 2001 (in thousands of $):

	2002	2001
Pension Plans:
Amounts recognized in the balance sheet consisted of:
Prepaid benefits cost	$—	$—
Accrued benefit liability	(162,611)	(108,977)
Intangible asset	32,799	11,936
Accumulated other comprehensive income	50,711	24,712

Net amount recognized at year-end	$(79,101)	$(72,329)

Additional year-end information for plans with accumulated benefit obligations in excess of plan assets(1):
Projected benefit obligation	$364,794	$356,293
Accumulated benefit obligation	358,956	352,477
Fair value of plan assets	196,314	233,944
Other Benefits:
Amounts recognized in the balance sheet consisted of:
Accrued benefit liability	$(62,092)	$(58,549)

Additional year-end information for plans with benefit obligations in excess of plan assets:
Projected benefit obligation	$93,233	$89,946
Fair value of plan assets	1,478	2,802

(1)
2002 and 2001 includes all plans.

        The following table provides the components of net periodic benefit cost for the plans for 2002 and 2001 (in thousands of $):

	2002	2001
Pension Plans:
Components of net periodic benefit cost
Service cost	$1,484	$1,311
Interest cost	24,512	25,361
Expected return on plan assets	(21,639)	(26,360)
Amortization of prior service cost	3,777	3,861
Amortization of transition (asset) or obligation	(1,016)	(1,000)
Recognized actuarial (gain) or loss	21	(777)

Net periodic benefit cost	$7,139	$2,396

Special charges
Prior service cost recognized	$—	$10,237
Special termination benefits	—	53,610
Settlement loss	—	(2,244)

Total charges	$—	$61,603

Other Benefits:
Components of net periodic benefit cost
Service cost	$444	$358
Interest cost	5,956	5,865
Expected return on plan assets	(204)	(420)
Amortization of prior service cost	920	951
Amortization of transition (asset) or obligation	650	719
Recognized actuarial (gain) or loss	116	(32)

Net periodic benefit cost	$7,882	$7,441

Special charges
Curtailment loss	$—	$6,671
Prior service cost recognized	—	2,391
Transition obligation recognized	—	4,743
Special termination benefits	—	18,089

Total charges	$—	$31,894

        The assumptions used in the measurement of LG&E's pension benefit obligation are shown in the following table:

	2002	2001
Weighted-average assumptions as of December 31:
Discount rate	6.75%	7.25%
Expected long-term rate of return on plan assets	9.00%	9.50%
Rate of compensation increase	3.75%	4.25%

        For measurement purposes, a 12.00% annual increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5.00% for 2014 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):

	1% Decrease	1% Increase
Effect on total of service and interest cost components for 2002	(201)	227
Effect on year-end 2002 postretirement benefit obligations	(3,001)	3,347

        Thrift Savings Plans.    LG&E has a thrift savings plan under section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. LG&E makes contributions to the plan by matching a portion of the employee contributions. The costs of this matching were approximately $1.7 million for 2002 and $1.2 million for 2001.

Note 7—Income Taxes

        Components of income tax expense are shown in the table below (in thousands of $):

		2002	2001
Included in operating expenses:
Current	—federal	$26,231	$42,997
	—state	8,083	8,668
Deferred	—federal—net	20,464	12,310
	—state—net	4,410	3,767
Amortization of investment tax credit		(4,153)	(4,290)

	Total	55,035	63,452

Included in other income—net:
Current	—federal	(1,667)	(1,870)
	—state	(430)	(483)
Deferred	—federal—net	(206)	285
	—state—net	(53)	73

	Total	(2,356)	(1,995)

Total income tax expense		$52,679	$61,457

        Components of net deferred tax liabilities included in the balance sheet are shown below (in thousands of $):

	2002	2001
Deferred tax liabilities:
Depreciation and other plant-related items	$346,737	$334,914
Other liabilities	64,734	77,611

	411,471	412,525

Deferred tax assets:
Investment tax credit	22,012	23,713
Income taxes due to customers	18,431	19,709
Pensions	21,056	6,621
Accrued liabilities not currently deductible and other	36,747	64,339

	98,246	114,382

Net deferred income tax liability	$313,225	$298,143

        A reconciliation of differences between the statutory U.S. federal income tax rate and LG&E's effective income tax rate follows:

	2002	2001
Statutory federal income tax rate	35.0%	35.0%
State income taxes, net of federal benefit	5.6	4.7
Amortization of investment tax credit	(2.9)	(2.6)
Other differences—net	(0.5)	(0.6)

Effective income tax rate	37.2%	36.5%

Note 8—Other Income—net

        Other income—net consisted of the following at December 31 (in thousands of $):

	2002	2001
Interest and dividend income	$457	$748
Gains on fixed asset disposals	421	1,217
Income taxes and other	(58)	965

Other income—net	$820	$2,930

Note 9—First Mortgage Bonds and Pollution Control Bonds

        Long-term debt and the current portion of long-term debt, summarized below (in thousands of $), consists primarily of first mortgage bonds and pollution control bonds. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 2002.

	Stated Interest Rates	Weighted Average Interest Rate	Maturities	Principal Amounts
Noncurrent portion	Variable - 5.90%	3.53%	2019-2032	$328,104
Current portion	Variable - 6.00%	2.08%	2003-2027	288,800

        Under the provisions for some of LG&E's variable-rate pollution control bonds, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt in the consolidated balance sheets. The average annualized interest rate for these bonds during 2002 was 1.61%.

        LG&E's First Mortgage Bond, 6% Series of $42.6 million is scheduled to mature in 2003. There are no other scheduled maturities of pollution control bonds for the five years subsequent to December 31, 2002.

        In October 2002, LG&E issued $41.7 million variable rate pollution bonds due October 1, 2032, and exercised its call option on $41.7 million, 6.55% pollution control bonds due November 1, 2020.

        In March 2002, LG&E refinanced four unsecured pollution control bonds with an aggregate principal balance of $120 million and replaced them with secured pollution control bonds. The new bonds and the previous bonds were all variable rate bonds, and the maturity dates remained unchanged.

        In September 2001, LG&E issued $10.1 million variable rate tax-exempt environmental facility revenue bonds due September 1, 2027.

        Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash.

        Substantially all of LG&E's utility plants are pledged as security for its first mortgage bonds. LG&E's indenture, as supplemented, provides that portions of retained earnings will not be available for the payment of dividends on common stock, under certain specified conditions. No portion of retained earnings is restricted by this provision as of December 31, 2002.

Note 10—Notes Payable

        LG&E participates in an intercompany money pool agreement wherein LG&E Energy can make funds available to LG&E at market based rates up to $400 million. The balance of the money pool loan from LG&E Energy was $193.1 million at a rate of 1.61% and $64.2 million at an average rate of 2.37%, at December 31, 2002 and 2001, respectively. LG&E also had outstanding commercial paper of $30 million at an average rate of 2.54% at December 31, 2001. The remaining money pool availability at December 31, 2002, was $206.9 million. LG&E Energy maintains facilities of $450 million with affiliates to ensure funding availability for the money pool. The outstanding balance under these facilities as of December 31, 2002 was $230 million, and availability of $220 million remained.

Note 11—Commitments and Contingencies

        Construction Program.    LG&E had approximately $15.1 million of commitments in connection with its construction program at December 31, 2002. Construction expenditures for the years 2003 and 2004 are estimated to total approximately $340.0 million, although all of this amount is not currently committed, including the purchase of four jointly owned CTs, $89.0 million, and construction of NOx equipment, $34.0 million.

        Operating Lease.    LG&E leases office space and accounts for its office space lease as an operating lease. Total lease expense for 2002 and 2001 less amounts contributed by the parent company, was $1.6 million and $1.1 million, respectively. The future minimum annual lease payments under this lease agreement for years subsequent to December 31, 2002, are as follows (in thousands of $):

2003	$3,371
2004	3,399
2005	3,467
2006	3,536
2007	3,607
Thereafter	29,794

Total	$47,174

        Environmental.    The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

        In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its SIP to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. As a result of appeals to both rules, the compliance date was extended to May 2004. All LG&E generating units are subject to the May 2004 compliance date under these NOx emissions reduction rules.

        LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. In addition, LG&E will incur additional operation and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E had anticipated that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believed that a significant portion of such costs could be recovered. In April 2001, the Kentucky Commission granted recovery of these costs for LG&E.

        LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program. LG&E is in the process of converting the Mill Creek Station to wet stack operation in an effort to resolve all outstanding issues related to particulate matter emissions.

        LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements at December 31, 2002 and 2001.

        Purchased Power.    LG&E has a contract for purchased power with OVEC for various Mw capacities. The estimated future minimum annual payments under purchased power agreements for the years subsequent to December 31, 2002, are as follows (in thousands of $):

2003	$10,773
2004	10,116
2005	10,152
2006	10,816
2007	10,816
Thereafter	184,544

Total	$237,217

Note 12—Jointly Owned Electric Utility Plant

        LG&E owns a 75% undivided interest in Trimble County Unit 1 which the Kentucky Commission has allowed to be reflected in customer rates.

        Of the remaining 25% of the Unit, IMEA owns a 12.12% undivided interest, and IMPA owns a 12.88% undivided interest. Each company is responsible for its proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

        The following data represent shares of the jointly owned property:

	Trimble County
	LG&E	IMPA	IMEA	Total
Ownership interest	75%	12.88%	12.12%	100%
Mw capacity	386.2	66.4	62.4	515.0
LG&E's 75% ownership (in thousands of $):
Cost	$595,747
Accumulated depreciation	182,711

Net book value	$413,036

Construction work in progress (included above)	$12,867

        LG&E and KU jointly own the following combustion turbines (in thousands of $):

		LG&E	KU	Total
Paddy's Run 13	Ownership %	53%	47%	100%
	Mw capacity	84	74	158
	Cost	$33,919	$29,973	$63,892
	Depreciation	1,711	1,499	3,210

	Net book value	$32,208	$28,474	$60,682

E.W. Brown 5	Ownership %	53%	47%	100%
	Mw capacity	71	63	134
	Cost	$23,973	$21,106	$45,079
	Depreciation	1,206	1,052	2,258

	Net book value	$22,767	$20,054	$42,821

E.W. Brown 6	Ownership %	38%	62%	100%
	Mw capacity	59	95	154
	Cost	$23,696	$36,957	$60,653
	Depreciation	1,770	4,201	5,971

	Net book value	$21,926	$32,756	$54,682

E.W. Brown 7	Ownership %	38%	62%	100%
	Mw capacity	59	95	154
	Cost	$23,607	$44,792	$68,399
	Depreciation	4,054	4,502	8,556

	Net book value	$19,553	$40,290	$59,843

Trimble 5	Ownership %	29%	71%	100%
	Mw capacity	45	110	155
	Cost	$15,970	$39,045	$55,015
	Depreciation	251	614	865

	Net book value	$15,719	$38,431	$54,150

Trimble 6	Ownership %	29%	71%	100%
	Mw capacity	45	110	155
	Cost	$15,961	$39,025	$54,986
	Depreciation	251	614	865

	Net book value	$15,710	$38,411	$54,121

Trimble CT Pipeline	Ownership %	29%	71%	100%
	Cost	$1,835	$4,475	$6,310
	Depreciation	39	96	135

	Net book value	$1,796	$4,379	$6,175

        See also Note 11, Construction Program, for LG&E's planned purchase of four jointly owned CTs in 2004.

Note 13—Segments of Business and Related Information

        Effective December 31, 1998, LG&E adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. LG&E is a regulated public utility engaged in the generation, transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas. Financial data for business segments, follow (in thousands of $):

	Electric		Gas	Total
2002
Operating revenues	$736,042	(a)	$267,693	$1,003,735
Depreciation and amortization	90,248		15,658	105,906
Interest income	381		76	457
Interest expense	24,837		4,968	29,805
Operating income taxes	49,010		6,025	55,035
Net income	79,246		9,683	88,929
Total assets	2,105,956		455,122	2,561,078
Construction expenditures	195,662		24,754	220,416
2001
Operating revenues	$673,772	(b)	$290,775	$964,547
Depreciation and amortization	85,572		14,784	100,356
Interest income	616		132	748
Interest expense	31,295		6,627	37,922
Operating income taxes	55,527		7,925	63,452
Net income	95,103		11,768	106,781
Total assets	1,985,252		463,102	2,448,354
Construction expenditures	227,107		25,851	252,958

(a)
Net of provision for rate collections of $12.3 million.

(b)
Net of provision for rate refunds of $.7 million.

Note 14—Selected Quarterly Data (Unaudited)

        Selected financial data for the four quarters of 2002 and 2001 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.

	Quarters Ended
	March	June	September	December
	(Thousands of $)
2002
Operating revenues	$278,005	$216,163	$243,074	$266,493
Net operating income	28,748	22,410	41,652	25,104
Net income	20,943	15,256	34,204	18,526
Net income available for common stock	19,878	14,207	33,129	17,469
2001
Operating revenues	$308,929	$212,918	$229,848	$212,852
Net operating income (loss)(a)	(43,732)	37,624	49,092	98,789
Net income (loss)(a)	(54,115)	28,467	40,270	92,159
Net income (loss) available for common stock(a)	(55,413)	27,247	39,160	91,048

(a)
Loss resulted from the VDT pre-tax charge of $144.0 million in March 2001, which was reversed in December 2001. See Note 3.

Note 15—Subsequent Events

        LG&E made a contribution to the pension plan of $83.1 million in January 2003.

        On March 18, 2003, the Kentucky Commission approved LG&E and KU's joint application for the acquisition of four CTs from an unregulated affiliate, LG&E Capital Corp. The total projected construction cost for the turbines, expected to be available for June 2004 in-service, is $227.4 million. The requested ownership share of the turbines is 63% for KU and 37% for LG&E.

Louisville Gas and Electric Company

REPORT OF MANAGEMENT

        The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information. These statements have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

        LG&E's 2002 and 2001 financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. Management made available to PricewaterhouseCoopers LLP all LG&E's financial records and related data as well as the minutes of shareholders' and directors' meetings.

        Management has established and maintains a system of internal controls that provides reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by LG&E's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal and external auditors. These recommendations for the year ended December 31, 2002, did not identify any material weaknesses in the design and operation of LG&E's internal control structure.

        In carrying out its oversight role for the financial reporting and internal controls of LG&E, the Board of Directors meets regularly with LG&E's independent public accountants, internal auditors and management. The Board of Directors reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Board of Directors also approves the annual internal auditing program and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Board of Directors at any time.

        Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure, and the confidentiality of proprietary information.

S. Bradford Rives
Chief Financial Officer

Louisville Gas and Electric Company
Louisville, Kentucky
November 12, 2003

Louisville Gas and Electric Company and Subsidiary

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Louisville Gas and Electric Company and Subsidiary:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of capitalization, income, retained earnings, cash flows and comprehensive income present fairly, in all material respects, the financial position of Louisville Gas and Electric Company and Subsidiary (the "Company"), a wholly-owned subsidiary of LG&E Energy Corp., at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the financial statements, effective January 1, 2003, the Company adopted EITF No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
January 21, 2003, except for note 1 as to which the date is November 12, 2003

APPENDIX A—Certain Unaudited 2000 Financial Information

        LG&E's 2000 consolidated financial statements were audited by Arthur Andersen LLP, independent public accountants, who expressed an unqualified opinion on those financial statements in their report dated January 26, 2001, excluding the revisions described above. Arthur Andersen LLP has ceased operations and, accordingly, LG&E has been unable to obtain their consent to the use of their report. Therefore, 2000 consolidated financial statements, as reclassified, are omitted.

        For use in this 2002 Financial Report, this Appendix A provides certain unaudited income statement, retained earnings and cash flow information regarding year 2000, containing the reclassifications described in the Statement Regarding Reclassification on page 2 above. This information is shown in columns marked "2000 (Unaudited)" below. Information in columns marked "2002" and "2001" is repeated from LG&E's audited Consolidated Financial Statements.

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Income

(Thousands of $)

	Years Ended December 31
	2002	2001	2000
			(Unaudited)
OPERATING REVENUES:
Electric	$723,775	$674,492	$661,715
Gas	267,693	290,775	272,489
Provision for rate collections (refunds) (Note 3)	12,267	(720)	(2,500)

Total operating revenues (Note 1)	1,003,735	964,547	931,704

OPERATING EXPENSES:
Fuel for electric generation	194,900	159,231	159,418
Power purchased	61,881	49,322	45,151
Gas supply expenses	182,108	206,165	196,912
Other operation expenses	208,322	167,818	135,943
Maintenance	60,210	58,687	63,709
Depreciation and amortization (Note 1)	105,906	100,356	98,291
Federal and state income taxes (Note 7)	55,035	63,452	64,425
Property and other taxes	17,459	17,743	18,985

Total operating expenses	885,821	822,774	834,577

Net operating income	117,914	141,773	148,870
Other income—net (Note 8)	820	2,930	4,921
Interest charges	29,805	37,922	43,218

Net income	88,929	106,781	110,573
Preferred stock dividends	4,246	4,739	5,210

Net income available for common stock	$84,683	$102,042	$105,363

Consolidated Statements of Retained Earnings

(Thousands of $)

	Years Ended December 31
	2002	2001	2000
			(Unaudited)
Balance January 1	$393,636	$314,594	$259,231
Add net income	88,929	106,781	110,573

	482,565	421,375	369,804

Deduct: Cash dividends declared on stock:
5% cumulative preferred	1,075	1,075	1,075
Auction rate cumulative preferred	1,702	2,195	2,666
$5.875 cumulative preferred	1,469	1,469	1,469
Common	69,000	23,000	50,000

	73,246	27,739	55,210

Balance December 31	$409,319	$393,636	$314,594

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Comprehensive Income

(Thousands of $)

	Years Ended December 31
	2002	2001	2000
			(Unaudited)
Net income	$88,929	$106,781	$110,573
Cumulative effect of change in accounting principle—Accounting for derivative instruments and hedging activities	—	(5,998)	—
Losses on derivative instruments and hedging activities (Note 1)	(8,511)	(2,606)	—
Additional minimum pension liability adjustment (Note 6)	(25,999)	(24,712)	—
Income tax benefit related to items of other comprehensive income	13,898	13,416	—

Other comprehensive loss, net of tax	(20,612)	(19,900)	—

Comprehensive income	$68,317	$86,881	$110,573

Louisville Gas and Electric Company and Subsidiary

Consolidated Statements of Cash Flows

(Thousands of $)

	Years Ended December 31
	2002	2001	2000
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,929	$106,781	$110,573
Items not requiring cash currently:
Depreciation and amortization	105,906	100,356	98,291
Deferred income taxes—net	11,915	3,021	31,020
Investment tax credit—net	(4,153)	(4,290)	(4,274)
Other	37,260	(528)	8,481
Change in certain net current assets:
Accounts receivable	(3,973)	43,185	(56,993)
Materials and supplies	(15,048)	(2,018)	(4,311)
Accounts payable	(26,299)	14,678	21,384
Accrued taxes	(18,807)	12,184	(15,686)
Prepayments and other	321	(10,500)	(7,816)
Sale of accounts receivable (Note 1)	21,200	42,000	—
Other	15,130	(17,806)	(24,431)

Net cash flows from operating activities	212,381	287,063	156,238

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities	—	—	(708)
Proceeds from sales of securities	412	4,237	4,089
Construction expenditures	(220,416)	(252,958)	(144,216)

Net cash flows from investing activities	(220,004)	(248,721)	(140,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings and repayments	98,856	(20,392)	(5,508)
Issuance of pollution control bonds	158,635	9,662	106,545
Retirement of first mortgage bonds and pollution control bonds	(161,665)	—	(130,627)
Additional paid-in capital	—	—	40,000
Payment of dividends	(73,300)	(27,995)	(78,079)

Net cash flows from financing activities	22,526	(38,725)	(67,669)

Change in cash and temporary cash investments	14,903	(383)	(52,266)
Cash and temporary cash investments at beginning of year	2,112	2,495	54,761

Cash and temporary cash investments at end of year	$17,015	$2,112	$2,495

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$51,540	$35,546	$46,562
Interest on borrowed money	25,673	30,989	42,958

Admission Ticket

Louisville Gas and Electric Company
Annual Meeting of Shareholders

Tuesday, December 16, 2003
3:00 p.m., Louisville time
Fourteenth Floor Southeast Conference Room
LG&E Building
220 West Main Street
Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box. SIGN and DATE this proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

Complimentary parking will be available at the LG&E Building Garage off Market Street and The Actors Theatre Garage off Main Street. Please visit the registration table at the annual meeting for a parking voucher, which you should submit with your parking ticket to the attendant upon leaving.

64
RIVER ROAD
RIVER ROAD
65
N
4TH STREET
3RD STREET
2ND STREET
MAIN STREET
MAIN STREET
ONE WAY
LG&E BUILDING
1
2
4TH STREET
3RD STREET
2ND STREET
MARKET STREET
MARKET STREET

❶ **Actors' Theatre Parking Structure** ***(enter from Main Street)***

❷ **One Corporate Plaza Parking Structure** ***(enter from Market Street)***

000000 0000000000 0 0000
Louisville Gas & Electric Company
000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T
[BAR CODE]
[BAR CODE]
☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors for terms expiring in 2004
1. The Board of Directors Recommends a Vote "FOR" the listed nominees.
	For	Withhold
01 - Victor A. Staffieri	☐	☐
02 - Michael Söhlke	☐	☐
03 - Dr. Haas Michael Gaul	☐	☐
B Issue
The Board of Directors Recommends a Vote "FOR" the following proposal.
	For	Against	Abstain
2. Approval of PriceWaterhouseCoopers LLP as Independent Auditors.	☐	☐	☐	I plan to attend the Annual Meeting.	☐
				I will bring the indicated number of guests to the annual meeting.	☐
C Amendment of Articles of Incorporation and By-Laws
The Board of Directors Reocmmends a Vote "FOR" the following proposal.
	For	Against	Abstain
3. Approval of Amendments to Reduce Board Size and Eliminate Staggered Terms	☐	☐	☐
C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Signature(s) should correspond to the name(s) appearing in this proxy. If executor, trustee, guardian, etc. please indicate.
Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - Louisville Gas and Electric Company

Annual Meeting of Shareholders
December 16, 2003

        Victor A. Staffieri, John R. McCall and S. Bradford Rives are hereby appointed as proxies, with full power of substitution to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on December 16, 2003 and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

        Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
APPROVAL OF INDEPENDENT AUDITORS FOR 2003
AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BY-LAWS
REPORT REGARDING REMUNERATION
COMPANY PERFORMANCE
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (1) DATA POINTS (IN $)
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS TABLE Option/SAR Grants in 2002 Fiscal Year
OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE Aggregated Option/SAR Exercises in 2002 Fiscal Year And FY-End Option/SAR Values
LONG-TERM INCENTIVE PLAN AWARDS TABLE Long-Term Incentive Plan Awards in 2002 Fiscal Year
APPENDIX A AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS TO REDUCE THE REQUIRED NUMBER OF DIRECTORS AND ELIMINATE STAGGERED TERMS
TABLE OF CONTENTS
STATEMENT REGARDING RECLASSIFICATION
INDEX OF ABBREVIATIONS
Louisville Gas and Electric Company and Subsidiary Selected Financial Data
Loiusville Gas and Electric Company and Subsidiary Management's Discussion and Analysis of Financial Condition and Results of Operations.
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Income (Thousands of $)
Consolidated Statements of Retained Earnings (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Comprehensive Income (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Balance Sheets (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Cash Flows (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Capitalization (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Notes to Consolidated Financial Statements
Louisville Gas and Electric Company REPORT OF MANAGEMENT
Louisville Gas and Electric Company and Subsidiary REPORT OF INDEPENDENT ACCOUNTANTS
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Income (Thousands of $)
Consolidated Statements of Retained Earnings (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Comprehensive Income (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Cash Flows (Thousands of $)